EXECUTION COPY

ASSET PURCHASE AGREEMENT
by and between

AFFINITY HEALTH PLAN, INC.
and
MOLINA HEALTHCARE, INC.
Dated as of
September 28, 2020

43927.00005

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Section 10.16	Release	81
Section 10.17	Counterparts	82
Section 10.18	No Strict Construction	82

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EXHIBITS:
EXHIBIT A    FORM OF ESCROW AGREEMENT
EXHIBIT B    FORM OF BILL OF SALE
EXHIBIT C    FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT D    FORM OF IP ASSIGNMENT AGREEMENT
EXHIBIT E    REQUIRED THIRD PARTY CONSENTS
EXHIBIT F     APPLICABLE ACCOUNTING PRINCIPLES AND SAMPLE CALCULATION
EXHIBIT G    FORM OF FQHC NON-COMPETE AGREEMENT
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ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of September 28, 2020, is entered into by and between AFFINITY HEALTH PLAN, INC., a New York not-for-profit corporation (“Affinity”), and MOLINA HEALTHCARE, INC., a Delaware corporation (“Buyer”). Affinity and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Affinity is a prepaid health services plan pursuant to Section 4403-a of the New York Public Health Law and provides health care coverage under the New York State Medicaid Managed Care, Health and Recovery Plan, Child Health Plus, and Essential Plan programs (collectively, the “Business”);
WHEREAS, subject to the terms and conditions set forth in this Agreement, Affinity desires to sell to Buyer, and Buyer desires to purchase from Affinity, substantially all of the assets owned or leased by Affinity that are used or held for use in the operation of the Business; and
WHEREAS, pursuant to the terms and conditions hereof, the Parties desire to work cooperatively to obtain the requisite approvals, licenses, certificates, authorizations and permits to effect the sale, transfer, conveyance, assignment and delivery by Affinity to Buyer of the aforesaid assets so that all of Affinity’s members enrolled under the Payor Contracts (as defined herein) relating to the Business (“Enrollees”) at the time of transfer would be enrolled in a health plan operated by Buyer providing or arranging for health services to such Enrollees (except to the extent such Enrollees elect not to be so enrolled).
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
The following terms have the definitions set forth below or otherwise ascribed thereto in the Section of this Agreement identified below:
“Acquisition Proposal” has the meaning set forth in Section 6.03(a).
“Action” means any claim, action, suit, corrective action plan, cause of action, lawsuit, arbitration, audit, written notice of violation, administrative proceeding, litigation, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, before or by any Governmental Authority.
“Adverse Claim Consequences” has the meaning set forth in Section 8.05(b).
1

“AEP Schedule” has the meaning set forth in Section 2.06(b).
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of any doubt, the Parties acknowledge and agree that the FQHC Members shall not be deemed to be Affiliates of Affinity for purposes of this Agreement.
“Affinity” has the meaning set forth in the Preamble.
“Affinity Employee Payables” means, solely to the extent set forth and itemized on the AEP Schedule, each of the following:
(a)    any payments or other amounts due to employees of Affinity by reason of this Agreement or the consummation of the transactions contemplated by this Agreement, including any retention, stay or change in control payments;
(b)    amounts payable to any Person (including additional contribution credits as a result of this Agreement or the transactions contemplated by this Agreement and Tax gross-up payments or amounts for which there is an acceleration of vesting) under any nonqualified deferred compensation plan of Affinity;
(c)    all accrued but unpaid salaries, wages, commissions, severance (solely with respect to any employees of Affinity terminated by Affinity on or prior to the Closing Date), vacation or sick pay, personal leave, incentive compensation or other compensation or payroll items earned by, or accrued in respect of, any current employee of Affinity for any period through and including the Closing Date; and
(d)    with respect to the payments described in each of the foregoing clauses (i)-(iii), all employer related payroll Tax Liabilities.
“Affinity Employee Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and each other employment, consulting, deferred compensation, incentive, change in control, retention, severance, vacation, paid time off, health, medical, fringe-benefit and other compensatory agreement, plan, policy, practice, program or arrangement which is or has been adopted, entered into, maintained, sponsored, contributed to, or required to be contributed to by Affinity with or for the benefit of any current or former employee, officer, or director of Affinity or the Business (or with or for the benefit of their respective spouses or dependents) or with respect to which Affinity otherwise has any Liabilities.
“Affinity Fundamental Representations” means the representations and warranties of Affinity set forth in Section 4.01 (Organization and Qualification), Section 4.02 (Authority) and Section 4.15 (Brokers).

“Affinity Indemnitees” has the meaning set forth in Section 8.03.
“Affinity Parties” has the meaning set forth in Section 6.03(a).
“Affinity Representative” has the meaning set forth in Section 6.17(e).
“Affinity Transaction Expenses” means the aggregate amount of all fees, commissions, costs and expenses of Affinity incurred or to be incurred or reimbursed in connection with, or related to, the transactions contemplated by this Agreement, to the extent not paid in full at or prior to the Closing, including all legal, accounting, financial advisory, broker, consulting and all other fees and expenses of third parties, including service providers; provided, however, that Affinity Transaction Expenses shall exclude any item included in the definition of Affinity Employee Payables.
“Agreement” has the meaning set forth in the Preamble.
“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation Laws, including the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and the Federal Trade Commission Act of 1914.
“Applicable Accounting Principles” means the following: (a) the accounting principles, judgments, methodologies, practices, classifications, estimation techniques and assumptions, including as to the establishment of premiums receivable accruals, reserves and determination of contingencies, set forth in Exhibit F, (b) to the extent not addressed in (a), the accounting principles, judgments, methodologies, practices and classifications used in the preparation of the Audited Financial Statements for the year ended December 31, 2019, and (c) to the extent not addressed in (a) or (b), SAP. For the avoidance of doubt (a) takes precedence over (b) and (c), and (b) takes precedence over (c).
“Assigned Contracts” has the meaning set forth in Section 2.01(a)(vii).
“Assignment and Assumption Agreement” means an assignment and assumption agreement in substantially the form attached hereto as Exhibit C, duly executed by Buyer and Affinity, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities.
“Assumed Liabilities” has the meaning set forth in Section 2.03.
“Audited Financial Statements” has the meaning set forth in Section 4.04(a).
“Balance Sheet” has the meaning set forth in Section 4.04(a).
“Balance Sheet Date” has the meaning set forth in Section 4.04(a).
“Basket Amount” has the meaning set forth in Section 8.04(a).

“Bill of Sale” means a bill of sale in substantially the form attached hereto as Exhibit B, duly executed by Affinity, transferring the personal property included in the Purchased Assets to Buyer.
“Books and Records” has the meaning set forth in Section 2.01(a)(xii).
“Business” has the meaning set forth in the Recitals.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or required by Law to be closed for business.
“Business Intellectual Property” means the Licensed Intellectual Property and the Purchased Intellectual Property.
“Business IT Assets” has the meaning set forth in Section 4.09(g).
“Business Software” means all Software used in or material to the Business, including but not limited to Software embodied in products of the Business, other than commercially available “off the shelf” Software that has not been modified or customized for use by Affinity.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Disclosure Schedules” means the disclosure schedules delivered by Buyer to Affinity concurrently with the execution and delivery of this Agreement.
“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Section 5.01 (Organization), Section 5.02 (Authority) and Section 5.04 (Brokers).
“Buyer Indemnitees” has the meaning set forth in Section 8.02.
“Cap” has the meaning set forth in Section 8.04(a).
“Cash” means, as of any date of determination, cash, cash equivalents, marketable securities, security entitlements, and short-term investments of Affinity, checks and funds received by Affinity, less the amount of checks written by Affinity but not yet cleared, in each case calculated as of such date in accordance with SAP applied on a consistent basis with the Audited Financial Statements. For the avoidance of doubt, “Cash” shall not include the Statutory Escrow Account, Retained Cash and Investments and any petty cash, and shall include all balances held in the operating accounts.
“Cash Purchase Price” has the meaning set forth in Section 2.05(a).
“Cause” shall mean (a) poor performance or any misconduct identified as a ground for termination in Buyer’s human resources policies, code of business conduct, or other written policies, practices or procedures, (b) commission of any criminal, fraudulent, or dishonest act in connection with the individual’s employment, or (c) conviction of any felony or crime of moral turpitude.
“Change in Health Care Law” means any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, or change of any applicable New York state Law relating to Medicaid or otherwise relating to the health care, health insurance or managed care industry.
“Claim Notice” has the meaning set forth in Section 8.05(a).
“Claims” has the meaning set forth in Section 10.16.
“Closing” has the meaning set forth in Section 3.01.
“Closing Affinity Employee Payables” has the meaning set forth in Section 2.06(b).
“Closing Cash” means Cash as of the Measurement Time.
“Closing Date” has the meaning set forth in Section 3.01.
“Closing Date Indebtedness” means all Indebtedness incurred by Affinity and outstanding as of immediately prior to the Closing.
“Closing Statement” has the meaning set forth in Section 2.07(c).
“Closing Statement Disputed Items” has the meaning set forth in Section 2.07(e).
“Closing Statement Objection Notice” has the meaning set forth in Section 2.07(d).
“CMS” means the Centers for Medicare and Medicaid Services.
“COBRA” has the meaning set forth in Section 2.04(c).
“Code” means the Internal Revenue Code of 1986, as amended.
“Contract” means any agreement, contract, lease, deed, mortgage, license, instrument, promissory note, evidence of Indebtedness, security agreement, commitment, undertaking, indenture or joint venture, whether written or oral.
“Court” means any court, arbitrator or tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.
“Direct Claim” has the meaning set forth in Section 8.05(c).
“Disclosure Schedules” means the disclosure schedules delivered by Affinity to Buyer concurrently with the execution and delivery of this Agreement.
“Disclosure Update” has the meaning set forth in Section 6.04(a)(i).

“DOH” means the New York State Department of Health.
“Dollars” or “$” means the lawful currency of the United States.
“DSRIP EIP” means the New York State Delivery System Reform Incentive Payment program’s Equity Infrastructure Program.
“DSRIP EIP Liabilities” means any payable by Affinity (or for which Affinity may have any liability) in connection with DSRIP EIP represented by the line item “Payable for NYSDOH Equity Program” on the Balance Sheet.
“DSRIP EIP Receivables” means any and all proceeds due and payable to Affinity in connection with DSRIP EIP represented by the line item “Restricted Funds, NYSDOH DSRIP Equity Program” on the Balance Sheet.
“Effective Time” has the meaning set forth in Section 3.01.
“Emblem Claim” means any and all proceeds due and payable to Affinity pursuant to or otherwise arising from Affinity’s rights under that certain Asset Purchase Agreement by and between Affinity and Greater Health Plan of New York dated as of October 27, 2018.
“Encumbrance” means any encumbrance, charge, claim, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, hypothecation, easement, encroachment, right of way, right of first refusal, restriction, levy or charge of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Enrollees” has the meaning set forth in the Recitals.
“Environmental Law” means any applicable Law relating to the regulation or protection of the environment, natural resources, or human health or safety, including Laws relating to the manufacture, processing, distribution, sale, use, treatment, storage, disposal, transport, handling, remediation, cleanup, Release or threatened Release of or exposure to pollutants, contaminants, chemicals or other hazardous, harmful or deleterious materials or substances, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means Citibank, National Association.
“Escrow Agreement” means an Escrow Agreement, in substantially the form of Exhibit A attached hereto, to be entered into among Buyer, Affinity and the Escrow Agent.
“Escrow Amount” means Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000), as it may be increased or decreased from time to time as provided herein.

“Escrow Fund” has the meaning set forth in Section 2.06(e).
“Estimated Closing Statement” has the meaning set forth in Section 2.07(a).
“Estimated Net Asset Value” has the meaning set forth in Section 2.07(a).
“Excluded Assets” has the meaning set forth in Section 2.02.
“Excluded Contracts” has the meaning set forth in Section 2.02(e).
“Excluded Liabilities” has the meaning set forth in Section 2.04.
“Excluded Matter” means any one or more of the following: (i) any change in the United States or foreign economies or securities or financial markets; (ii) any change that generally affects the Medicaid managed care industry (other than as a result of any Change in Health Care Law); (iii) any changes or proposed changes in applicable Laws or accounting rules (other than any Change in Health Care Law); (iv) taking of any action that is required by the terms of this Agreement or the consummation of the transactions contemplated by this Agreement; (v) any failure, in and of itself, by Affinity to meet internal forecasts or projections (it being understood and agreed that the underlying facts and circumstances that cause such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); and (vi) any outbreak of hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; provided, however, that any event, occurrence, fact, condition, change or effect referred to in clauses (i), (ii), (iii), and (vi) shall be taken into account for purposes of determining whether a Material Adverse Effect has occurred solely to the extent that such occurrence, fact, condition, change or effect has a disproportionate adverse effect on Affinity or the Business, in each case, taken as a whole, relative to the adverse effect such events or changes have on other companies that participate in the geographic markets and industries in which Affinity operates.
“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates, but excluding any Transfer Taxes), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, or in connection with other regulatory approvals, and all other matters related to transactions contemplated hereby.
“Federal Health Care Program” has the meaning given to such term in 42 U.S.C. § 1320a-7b-(f).
“Final Closing Adjustment” has the meaning set forth in Section 2.07(g).

“Final Net Asset Value” means the Net Asset Value of Affinity as finally determined in accordance with Section 2.07.
“Financial Statements” has the meaning set forth in Section 4.04(a).
“FQHC Members” means Charles B. Wang Community Health Center, Inc., Cornerstone Family Health Care, The Institute for Family Health, Morris Heights Health Center, Inc., William F. Ryan Community Health Center, Inc., and Urban Health Plan, Inc.
“FQHC Non-Compete Agreement” means the Non-Compete Agreements, in substantially the form attached hereto as Exhibit G, to be entered into among Buyer, Affinity and each FQHC Member.
“GAAP” means United States generally accepted accounting principles in effect as of the date hereof, consistently applied.
“Governmental Authority” means any federal, state, local, municipal or foreign government or political subdivision thereof, or any authority, commission, department, board, official or other instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any Court of competent jurisdiction.
“Hazardous Materials” means any waste, substance, chemical, radiation or material regulated, listed, defined or which forms the basis for Liability under Environmental Laws.
“Health Plans” has the meaning set forth in Section 2.01(a)(xvii).
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5) and the implementing regulations of each, when each is effective and as each is amended from time to time.
“Hired Employee” has the meaning set forth in Section 6.05(a).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Inactive Employee” means an employee of the Business who is on a leave of absence as a result of (a) accident, sickness, family, pregnancy, parental or medical leave, (b) disability or salary continuation under the terms of an Affinity Employee Plan, (c) workers’ compensation leave, (d) any leave required by applicable Law, or (e) military service.
“Indebtedness” means, as of any date without duplication, all obligations (including any principal, accrued and unpaid interest, premium, penalty, breakage costs, termination fees or other payment) of Affinity (i) for indebtedness for borrowed money, including with respect to deposits or advances of any kind, (ii) evidenced by notes, bonds, debentures or other similar instruments, (iii) with respect to any interest rate hedging, swap agreements, foreign currency exchange agreements or similar arrangements and related break-up fees, (iv) for any liability for all or any part of the deferred purchase price of property, assets, securities, goods or services (other than trade payables incurred in the ordinary course of business to the extent not included in Net Asset Value), at the maximum value, whether contingent or not, including any “earn-out”, purchase price adjustment, release of “holdback” or similar payment or any non-compete payments, (v) for any liability under any reimbursement obligation relating to a surety bond, letter of credit, bankers’ acceptance, note purchase facility or similar credit transactions, (vi) under leases required in accordance with GAAP to be recorded as capital leases or leases classified as a capital/finance lease in the Financial Statements and excluding operating leases, (vii) for indebtedness secured by an Encumbrance, except for Permitted Encumbrances, (viii) under conditional sale or other title retention agreements relating to any property purchased, (ix) for all negative balances in bank accounts and all overdrafts, (x) for deferred rent Liabilities recorded in accordance with GAAP, (xi) for any accounts payable or loans of any kind or nature between Affinity, on the one hand, and any officers, directors, employees or agents of Affinity, on the other hand, (xii) escheat Liabilities, (xiii) audit settlement Liabilities, (xiv) bankruptcy reserves, and (xv) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness of any other Person. “Indebtedness” shall not include any item included in the definition of Net Asset Value.
“Indemnified Party” has the meaning set forth in Section 8.05.
“Indemnifying Party” has the meaning set forth in Section 8.05.
“Independent Accountants” means a nationally or regionally recognized firm of independent accountants as to which Buyer and Affinity mutually agree.
“Ineligible Person” means any Person that (a) is currently excluded, debarred, suspended, or otherwise ineligible to participate in any Federal Health Care Program or in federal procurement or non-procurement programs or (b) to the Knowledge of Affinity has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.
“Information Privacy and Security Laws” means all Laws concerning the privacy or security of Personal Information, and all regulations promulgated and guidance issued by any Governmental Authority thereunder, including, but not limited to, HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Telephone Consumer Protection Act, Section 5 of the Federal Trade Commission Act as it applies to the receipt, access, use, disclosure, and security of Personal Information, the CAN-SPAM Act, Children’s Online Privacy Protection Act, PCI DSS, Part 500 of Title 23 of the New York Codes, Rules and Regulations, Article 27-F of the New York Public Health Law, state data breach notification Laws, state data security Laws, state social security number protection Laws, state consumer protection Laws, any health care Laws pertaining to privacy or data security and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, or any outbound communications (including e-mail marketing, telemarketing and text messaging), tracking and marketing.

“Initial Termination Date” has the meaning set forth in Section 9.01(d)(ii).
“Intellectual Property” means all intellectual property, intangible property and proprietary rights, title, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including: (i) all United States, foreign and international patents, patent applications and statutory invention registrations, utility models, reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, uniform resource locator addresses, symbols, slogans, and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights, registrations and applications therefor throughout the world; (iii) internet domain names, website content, social media handles, tags, hashtags, social media accounts, or any other online indicia of source; (iv) original works of authorship in any medium of expression, whether or not published, all copyrights and copyrightable works, all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (v) trade secrets, formulas, designs, devices, technical data, technology, know-how, research and development, advertising and promotional materials, inventions and invention disclosures, methods or processes, and other confidential or proprietary technical, business and other information; (vi) computer software (including source and object code) and computer programs and databases in any form, including firmware, development tools, algorithms, data, data files, records, database management code, utilities, graphical user interfaces, internet web sites, all versions, updates, corrections, enhancements and modifications of any of the foregoing, and all related documentation (collectively, “Software”); (vii) all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing; and (viii) all tangible embodiments of any of the foregoing.
“Interim Financial Statements” has the meaning set forth in Section 4.04(a).
“IP Assignment Agreement” means an intellectual property assignment agreement in substantially the form attached hereto as Exhibit D, duly executed by Buyer and Affinity.
“IRS” means the Internal Revenue Service.
“IT Assets” means all computer systems, including software, hardware, databases, firmware, middleware and platforms, interfaces, systems, networks, information technology equipment, facilities, websites, infrastructure, workstations, switches, data communications lines and associated documentation used or held for use by or on behalf of Affinity in connection with the conduct of the Business.
“Key Provider” has the meaning set forth in Section 4.07(a).
“Knowledge of Affinity” or “Affinity’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Michael Murphy, Clara Hansen, Rachel Amalfitano, Lisa Mingione, Scott Breidbart and Jason Robinson after reasonable due inquiry and investigation.

“Law” means any federal, state or local law (statutory or otherwise), ordinance, regulation, rule, code, constitution, treaty, convention, ruling, administrative opinion, subregulatory requirement or other requirement enacted, adopted, promulgated or applied by or on behalf any Governmental Authority, any Order having the effect of law in any jurisdiction, and applicable common law.
“Leased Real Property” has the meaning set forth in Section 4.08(b).
“Liabilities” means any debts, liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, monetary or non-monetary, direct or indirect, determined or determinable or any other nature whether due or to become due, and regardless of when asserted or whether it is accrued or required to be accrued or disclosed pursuant to Applicable Accounting Principles.
“Licensed Intellectual Property” means Intellectual Property licensed to or held for use by Affinity, but excluding the Purchased Intellectual Property.
“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable fees of accountants, attorneys and other similar professionals, the cost of enforcing any right to indemnification hereunder, the cost of pursuing any insurance providers, lost profits, multiples of earnings, diminution in value and consequential damages, excluding, any other indirect, special or punitive damages (other than damages awarded as part of a Third Party Claim). For the avoidance of doubt, consequential damages means Losses that were reasonably foreseeable but were not a direct result of the related breach or alleged breach of this Agreement.
“Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that (a) has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on (1) the business, results of operations, or financial condition of the Business, or (2) the Purchased Assets and Assumed Liabilities, taken as a whole, or (b) has materially impaired, or could reasonably be expected to materially impair or delay, individually or in the aggregate, the ability of Affinity to perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that, in determining whether there has been a Material Adverse Effect, any event, occurrence, fact, condition, change, effect, development or circumstance to the extent resulting from or attributable or relating to an Excluded Matter shall be disregarded and no Excluded Matter shall be deemed to constitute a Material Adverse Effect.
“Material Contracts” means (i) the Provider Contracts; (ii) the Payor Contracts; (iii) Contracts related to the provision of management services or functions to Affinity and that have required the approval of DOH under 10 N.Y.C.R.R. § 98-1.11 during the past three (3) years; (iv) Contracts containing a provision or covenant that purports to (A) materially restrict the business activity of Affinity as it relates to the Business as it is currently conducted, (B) materially limit the freedom of Affinity to engage in the Business or compete with any Person in the Business, (C) provide “most favored nation” or similar status to any customer or Provider,

(D) require the purchase of any product or service exclusively from a single party or grant exclusive rights to marketing or distribution or (E) grant to any Person (other than Affinity) an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets which are material to Affinity or the Business; (v) Contracts for joint venture agreements or similar partnerships entered into within the last three (3) years; (vi) Contracts with any licensed producer or broker relating to the sale of Affinity’s health plans providing for annual payments by Affinity in excess of Ten Thousand Dollars ($10,000); (vii) Contracts relating to the settlement of any Actions, other than (A) settlements immaterial in nature or amount to Affinity and the Business, taken as a whole, entered into with former employees or current or former independent contractors in the ordinary course of business, and (B) settlement agreements under which Affinity does not have any continuing obligations or Liabilities equal to or greater than Seventy-Five Thousand Dollars ($75,000) or rights (excluding releases); (viii) any other Contract with a Governmental Authority; (ix) Contracts with vendors providing for payments by or to Affinity in excess of One Hundred Thousand Dollars ($100,000) during the fiscal year ended December 31, 2019; (x) any Contracts for the sale or purchase of any assets or business (whether by merger, sale of stock, sale of assets or otherwise) within the last three (3) years with a value in excess of One Million Dollars ($1,000,000) or pursuant to which there are continuing indemnification, “earn-out” or other contingent payment Liabilities, including Contracts providing for indemnification to or from any Person with respect to Liabilities relating to any current or former business of Affinity; (xi) Contracts or agreements relating to or evidencing Indebtedness of Affinity or any mortgage, pledge, indenture or security agreement or similar arrangement constituting an Encumbrance that is material to the Purchased Assets, taken as a whole; (xii) Contracts that relate to any off-balance sheet arrangements, loss sharing, or loss guarantee and contingent purchase transactions, special purpose entity transactions or other similar transactions of Affinity, and any hedging, derivatives or similar Contracts or arrangements; (xiii) Contracts that require additional capital expenditures in excess of One Million Dollars ($1,000,000) that are not reflected on the Balance Sheet; and (xiv) all other Contracts involving annual payments of more than One Million Dollars ($1,000,000).
“Measurement Time” means 12:01 a.m., Eastern Time, on the Closing Date.
“Medical Claims” means, with respect to any measurement period, the aggregate dollar amount of claims incurred by Affinity with respect to covered medical services provided.
“Medical Claims Reserve” means, with respect to Affinity, the amount accrued or reserved by Affinity for Liabilities for Medical Claims incurred but not reported, and incurred but pending or otherwise unpaid, in each case, calculated as of the Measurement Time in accordance with the Applicable Accounting Principles.
“MHNY” has the meaning set forth in Section 6.17(e).
“Minimum Network Requirements” means a sufficient number of Provider Contracts required to have been successfully assigned to Buyer as set forth in the DOH’s approval for the transactions contemplated hereby, in each case with reimbursement rates that do not exceed Affinity’s reimbursement rates immediately prior to Closing.

“MMCOR” means Medicaid Managed Care Operating Report statements required to be filed with DOH.
“Montefiore Claim” means any and all proceeds due and payable to Affinity pursuant to or otherwise arising from Affinity’s rights under various agreements with Montefiore Medical Center, including but not limited to that certain Agreement for Hospital Services by and between Affinity and Montefiore Medical Center dated as of July 16, 2002, as amended from time to time and as extended by those certain letter agreements dated March 26, 2019 and November 8, 2019.
“Murphy Executive Employment Contract” means that certain executive employment agreement by and between Affinity and Michael Murphy dated as of January 1, 2019.
“Net Asset Value” means an amount equal to Affinity’s capital and surplus calculated by subtracting (i) the sum of all Assumed Liabilities from (ii) the sum of all Purchased Assets, in each case as determined as of the Measurement Time on a basis consistent with and in accordance with the Applicable Accounting Principles. Net Asset Value shall account for the Medical Claims Reserve and the Premiums Receivable Accrual.
“Network Failure” has the meaning set forth in Section 6.19.
“Non-Recourse Party” means, with respect to a particular Person, any of such Person’s past, present or future equity holders, controlling Persons, incorporators, directors, officers, employees, agents, attorneys, advisors, representatives, financing sources, Affiliates, members, managers, general or limited partners or assignees or successors (or any past, present or future equity holders, controlling Persons, incorporators, directors, officers, employees, agents, attorneys, advisors, representatives, financing sources, Affiliates, members, managers, general or limited partners or assignees or successors of any of the foregoing).
“NPI” has the meaning set forth in Section 4.20.
“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority (in each such case whether preliminary or final).
“Party” and “Parties” have the meanings set forth in the Preamble.
“Payor Contracts” means all Contracts between Affinity and Payor and any renewal or replacement of the foregoing Contracts.
“Payor” shall mean the New York State Department of Health.
“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established if and as may be required by and in accordance with SAP, (b) statutory or contractual liens of landlords with respect to real property and incurred in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material to Affinity and the Business taken as a whole, (c) liens of carriers, warehousemen, mechanics, materialmen, repairmen and similar liens incurred in the ordinary course of business, (d) liens incurred in connection with workers’ compensation, unemployment compensation and other types of social security or in connection with obligations for sums which are not yet delinquent or which are being contested in good faith and which are not, individually or in the aggregate, material to Affinity and the Business taken as a whole, (e) in the case of real property, in addition to items (a), (b), (c) and (d), zoning, building or other restrictions, variances, use permits, use restrictions, covenants, rights of way, encumbrances, easements and other exceptions to title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by Affinity, (f) liens securing the Indebtedness that is being repaid prior to or at Closing, (g) in the case of Business Intellectual Property, third-party license agreements entered into in the ordinary course of business, (h) liens incurred in connection with capital lease obligations of the Business, (i) liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, (j) liens with respect to the properties or assets of the Business that do not singly or in the aggregate materially detract from the value of the property or materially detract from or interfere with the use of property in the ordinary course of Affinity’s operation of the Business, (k) the replacement, extension or renewal of any of the foregoing, (l) liens set forth on Schedule 1.1(a), and (m) liens created by or through Buyer.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, unincorporated organization, trust, association or other entity.
“Personal Information” means any information that (a) identifies or relates to a natural person including information that alone or in combination with other information held by Affinity can be used to identify, contact or precisely locate a natural person or can be linked to a natural person; (b) any information that is governed, regulated or protected by one or more Information Privacy and Security Laws, including Protected Health Information as defined by HIPAA; (c) any information that Affinity receives from or on behalf of an Enrollee; or (d) any information that is covered by the PCI DSS.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Premiums Receivable Accrual” means the aggregate dollar amount attributable to the premium capitation receivables for services performed by or on behalf of Affinity with respect to the period of time prior to the Measurement Time, calculated in accordance with the Applicable Accounting Principles.
“Prohibitive Order” has the meaning set forth in Section 7.01(c).

“Provider” means any physician, hospital, pharmacy or other health care professional, independent practice association, facility or supplier that has contracted to provide or arrange for the provision of health care services, dental services, prescription drugs or supplies to Enrollees, as well as any vendor required to be part of Affinity’s network under any Payor Contract.
“Provider Contract” means any Contract between Affinity and any Provider.
“Provider Contract Termination” has the meaning set forth in Section 6.19.
“Provider Network” means all Providers that are contracted directly with Affinity’s provider network.
“Purchase Price” has the meaning set forth in Section 2.05(a).
“Purchased Assets” has the meaning set forth in Section 2.01(a).
“Purchased Intellectual Property” means all Intellectual Property owned or controlled by Affinity or used or held for use in or related to the Business.
“Real Property Leases” has the meaning set forth in Section 4.08(b).
“Registered Intellectual Property” means any Purchased Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Authority at any time, and that is owned by or held in the name of Affinity.
“Regulatory Filings” has the meaning set forth in Section 4.16(c).
“Regulatory Material Adverse Effect” has the meaning set forth in Section 6.08(c).
“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source.
“Released Claims” has the meaning set forth in Section 10.16.
“Released Parties” has the meaning set forth in Section 10.16.
“Releasing Parties” has the meaning set forth in Section 10.16.
“Representative” means, with respect to any Person, any and all directors, officers, employees, partners, members, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Required Governmental Approvals” has the meaning specified in Section 6.08(a).
“Required Third Party Consents” has the meaning specified in Section 7.02(i).

“Restricted Business” means operating any health care insurance related business, including (a) any Medicaid plan, (b) any health maintenance organization, any preferred provider organization, or (c) any management services or care management administrative services to any of the businesses listed in the foregoing items (a) through (b).
“Restricted Period” means the five (5) year period commencing on the Closing Date.
“Retained Cash and Investment Amount” has the meaning set forth in Section 2.02(g).
“Retained Cash and Investments” has the meaning set forth in Section 2.02(g).
“Review Period” has the meaning set forth in Section 2.07(d).
“Risk Corridor Claim” means the Action brought by Affinity under Section 1342 of the Affordable Care Act seeking damages against the United States for its failure to fully pay risk-corridor payments promised by the Affordable Care Act.
“Routine Reconciliations” has the meaning set forth in Section 4.16(e).
“SAP” means the statutory accounting procedures prescribed or permitted by DOH in consultation with the New York Department of Financial Services.
“Software” has the meaning set forth in the definition of “Intellectual Property.”
“Special DOH Indemnity” means any Losses incurred by the Buyer Indemnitees in connection with (a) any audit by the New York State Medicaid Inspector General or its agents of Affinity’s compliance with requirements under the Medicaid managed care program, (b) Liabilities due to DOH or any other Governmental Authority in connection with the matters set forth on Schedule 1.1(b), including Liabilities represented by the line item “Due to NYSDOH” on the Balance Sheet, and (c) Liabilities due to CMS or any other Governmental Authority in connection with the matters set forth on Schedule 1.1(c), including Liabilities represented by the line item “Due to Centers for Medicare and Medicaid Services” on the Balance Sheet.
“Special DOH Payables” means all Liabilities set forth on Schedule 1.1(d).
“Special HCRA Indemnity” means any Losses incurred by the Buyer Indemnitees in connection with any audit by DOH or its designee of (i) assessments paid by Affinity pursuant to §2807-j or §2807-t of the New York Public Health Law or (ii) obligations otherwise required by Affinity under the New York Health Care Reform Act.
“Statutory Escrow Account” means the escrow account maintained by Affinity in accordance with the requirements of Section 98-1.11 of Part 98, Title 10, New York Codes, Rules and Regulations.
“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which) more than 50% of (a) the issued and outstanding capital stock, or other equity interests having ordinary voting power to elect a majority of the board of directors of such corporation or Persons performing similar functions of any other Person (irrespective of whether at the time capital stock, membership or other equity interests of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person, or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Survival Period” has the meaning set forth in Section 8.01.
“Tangible Personal Property” has the meaning set forth in Section 2.01(a)(viii).
“Target NAV Amount” means One Hundred Thirty-Three Million Seven Hundred Seventy Thousand Dollars ($133,770,000).
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, escheat, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Terminating Provider” has the meaning set forth in Section 6.19.
“Termination Date” has the meaning set forth in Section 9.01(d)(ii).
“Territory” means the counties of Bronx, Kings (Brooklyn), Nassau, New York (Manhattan), Orange, Queens, Richmond (Staten Island), Rockland, Suffolk, and Westchester in the State of New York and any other location in which the Business is conducted on the date hereof and as of the Closing.
“Third Party Claim” has the meaning set forth in Section 8.05(a).
“Transfer Taxes” has the meaning set forth in Section 6.18.
“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the IP Assignment Agreement, the FQHC

Non-Compete Agreements, and the other agreements, instruments and documents required to be delivered at the Closing.
“Union” has the meaning set forth in Section 4.13(b).
“Updated Net Asset Value” has the meaning set forth in Section 2.07(c).
“Wind-Up Period” has the meaning set forth in Section 6.20.
ARTICLE II
PURCHASE AND SALE
Section 2.01    Purchase and Sale of Assets
(a)    General. Subject to the terms and conditions set forth herein, at the Closing, Affinity shall sell, assign, transfer, convey and deliver to Buyer (or its designee), and Buyer (or its designee) shall purchase from Affinity, free and clear of any Encumbrances other than Permitted Encumbrances, all of Affinity’s rights, title and interest in, to and under all assets, properties, rights and claims of Affinity (other than the Excluded Assets), whether real or personal, tangible or intangible, vested or unvested, contingent or otherwise, wherever located (the “Purchased Assets”), including:
(i)    the Closing Cash and the bank accounts of Affinity set forth on Section 2.01(a)(i) of the Disclosure Schedules;
(ii)    all right, title and interests in and to the “AFFINITY” name and derivations thereof;
(iii)    all premiums, accounts or notes receivable of the Business, including premium capitation receivables for services performed by or on behalf of Affinity;
(iv)    all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees of the Business set forth on Section 2.01(a)(iv) of the Disclosure Schedules;
(v)    all of Affinity’s rights, title and interests in and to any of Affinity’s Business Intellectual Property;
(vi)    all of Affinity’s rights, title and interests in and to Business Software (whether proprietary or non-proprietary), Business IT Assets, servers, data storage devices, systems, networks and other computer assets, laptop computers and all technology underlying or enabling Internet sites, URLs, systems or networks, e-mail addresses, telephone numbers and fax numbers;
(vii)    the Murphy Executive Employment Contract, the Provider Contracts, the Payor Contracts and all other Contracts, other than the Excluded Contracts, relating to the Business (the “Assigned Contracts”);

(vii)    all furniture, fixtures, equipment, supplies and other tangible personal property of the Business or Affinity used or held for use in the Business (the “Tangible Personal Property”);
(ix)    all Permits, but only to the extent such Permits may be transferred under applicable Law;
(x)    the Real Property Leases, including any prepaid rent, security deposits (to the extent not theretofore applied under the Real Property Leases), and options to renew in connection therewith;
(xi)    all of Affinity’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;
(xii)    originals, or where not available, copies, of all books and records and all other data and information in the possession or control of Affinity, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, personnel records, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, and internal financial statements that relate to the Business, the Purchased Assets or the Assumed Liabilities, other than (A) books and records set forth in Section 2.01(a)(xii) of the Disclosure Schedules and (B) Tax Returns and any other Tax books and records not related to the operation of the Business, copies of which, for the avoidance of doubt will be retained by Affinity (“Books and Records”);
(xiii)    all goodwill, going concern and other similar intangibles relating to the Purchased Assets;
(xiv)    (A) any and all occurrence-based third party liability insurance policies of Affinity or its Affiliates and any workers’ compensation insurance policies or comparable workers’ compensation self-insurance programs sponsored by Affinity or its Affiliates and that apply to the locations at which the Business operates, and (B) the insurance policies of Affinity or its Affiliates relating to losses or damages relating to the Business, the Purchased Assets or the Assumed Liabilities prior to the Closing;
(xv)    all of Affinity’s rights, title and interests in and to Personal Information;
(xvi)    all of Affinity’s rights, title and interests in and to the DSRIP EIP Receivables;
(xvii)    all of Affinity’s rights, title and interests in and to the portion of the Montefiore Claim that is treated as an admitted asset under SAP as of the Measurement Time, calculated in accordance with the Applicable Accounting Principles; and

(xviii)    all of Affinity’s right, title and interest in, to and under any other assets, properties, rights and claims of Affinity (other than the Excluded Assets), whether real or personal, tangible or intangible, vested or unvested, contingent or otherwise, wherever located, which are used or held for use by Affinity in connection with Affinity’s operation and maintenance of the health plans comprising the Business (such health plans, Affinity’s “Health Plans”), including:
(A)    Rights with Respect to Enrollees. Any and all rights of Affinity to provide services to Enrollees in any of Affinity’s Health Plans and any other individuals who would be default-assigned to Affinity’s Health Plans from and after the Closing Date if Affinity retained the right to serve Enrollees after the Closing, and the corresponding right to receive revenues (and bonuses) payable by Payors with respect to such Enrollees (and other individuals); and
(B)    Claims and Rights. Claims and rights of every kind relating to the Purchased Assets and/or the ownership of the Business arising from the conduct of the Business by Buyer on and after the Effective Time, except to the extent such claims and rights constitute or relate to an Excluded Asset or an Excluded Liability.
Section 2.02    Excluded Assets. The purchase of the Purchased Assets by Buyer and sale of the Purchased Assets by Affinity contemplated by this Agreement shall not include the following assets of Affinity (which assets shall be referred to as the “Excluded Assets”):
(a)    all communications involving attorney-client confidences between Affinity and counsel;
(b)    all rights and obligations relating to, and any and all proceeds due to Affinity in connection with, the Risk Corridor Claim;
(c)    all books and records of Affinity to the extent not listed in Section 2.01(a)(xii);
(d)    Affinity’s rights and claims under this Agreement (including, for the avoidance of any doubt, Affinity’s right to the Cash Purchase Price);
(e)    Affinity’s rights and claims under the Contracts on Section 2.02(e) of the Disclosure Schedules (the “Excluded Contracts”);
(f)    the Emblem Claim (to the extent not fully and finally resolved prior to the Closing);
(g)    the Statutory Escrow Account and all investment accounts (including accrued interest receivable) of Affinity set forth on Section 2.02(g) of the Disclosure Schedules (the “Retained Cash and Investments”, and the dollar amount of the cash and investments held in such accounts as of the Measurement Time, the “Retained Cash and Investment Amount”); and

(h)    Affinity’s rights and claims to the assets set forth on Section 2.02(h) of the Disclosure Schedules.
Section 2.03    Assumed Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and shall pay, perform and discharge all Liabilities of Affinity (whether arising before or after the Closing), other than Excluded Liabilities (collectively, the “Assumed Liabilities”), including the following:
(a)    all trade accounts payable of Affinity to third parties in connection with the Business and all claims under any Provider Contracts or the Health Plans that remain unpaid as of the Closing Date;
(b)    all Liabilities under the Assigned Contracts, including any regulatory liabilities;
(c)    solely to the extent set forth and itemized on the AEP Schedule, any Liabilities of Affinity to or with respect to any present or former employee, officer, or director who provided or provides services to the Business (or with or for the benefit of their respective spouses or dependents);
(d)    all Liabilities directly relating to Buyer’s ownership or operation of the Business and the Purchased Assets; and
(e)    the DSRIP EIP Liabilities.
Section 2.04    Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or otherwise discharge (and Affinity shall retain, pay, perform and otherwise discharge) any of the following Liabilities of Affinity (collectively, the “Excluded Liabilities”):
(a)    any Liabilities of Affinity arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others;
(b)    any Liabilities relating to or arising out of the Excluded Assets;
(c)    except to the extent specifically set forth and itemized on the AEP Schedule, all Liabilities in connection with, relating to or arising from any current or former (i) employee of Affinity or the Business and (ii) employee benefit or compensation plan, program, agreement, policy, practice, agreement or arrangement (including all Affinity Employee Plans), in each case including any related compensation, Tax and other Liabilities, and including any claims or Liabilities in connection with any related disputes, grievances, administrative actions or lawsuits, in each case, relating to or arising at any time prior to and including the Closing, other than as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to individuals that are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B9 with respect to the transactions contemplated by this Agreement;
(d)    all Liabilities relating to any payable to any broker or finder engaged by or on behalf of Affinity in connection with the transactions contemplated by this Agreement or the Transaction Documents;
(e)    any Liability for Taxes (i) attributable to, incurred in connection with or arising out of the operation of the Business or the ownership of the Purchased Assets for any Pre-Closing Tax Period or (ii) of or attributable to Affinity or its Affiliates;
(f)    the Special DOH Payables; and
(g)    Liabilities due to CMS or any other Governmental Authority in connection with the matters set forth on Schedule 1.1(c); provided, for the avoidance of doubt, that any indemnification for Losses arising from the Special DOH Indemnity shall only be payable pursuant to Section 8.02(d), subject in all respects to the limitations set forth in Section 8.04 hereof.
Section 2.05    Purchase Price.
(a)    The aggregate purchase price for the Purchased Assets and the assumption of the Assumed Liabilities shall be Five Hundred Million Dollars ($500,000,000) (the “Purchase Price”). The portion of the Purchase Price payable to Affinity in cash at the Closing (the “Cash Purchase Price”) shall equal (i) the Purchase Price, minus (ii) the Closing Affinity Employee Payables (which remain outstanding as of the Closing Date), minus (iii) the Affinity Transaction Expenses, minus (iv) the amount (if any) by which the Target NAV Amount is greater than Estimated Net Asset Value in terms of absolute value, plus (v) the amount (if any) by which Estimated Net Asset Value is greater than the Target NAV Amount in terms of absolute value, minus (vi) Closing Date Indebtedness (if any), and minus (vii) the Escrow Amount.
Section 2.06    Payment.
(a)    Cash to Affinity. At the Closing, Buyer shall deliver, or cause to be delivered, to Affinity an amount equal to the Cash Purchase Price by wire transfer of immediately available funds to an account or accounts designated by Affinity in writing at least three (3) Business Days prior to the Closing Date.
(b)    Payment of Affinity Employee Payables. At least five (5) Business Days prior to the Closing Date, Affinity shall deliver to Buyer a complete and accurate list, and the estimated value thereof as of the Closing Date, assuming for purposes thereof that the transactions contemplated hereby will be consummated (the “AEP Schedule”), of (i) Affinity Employee Payables (itemized individually) that will become Purchased Assets and/or Assumed Liabilities, and (ii) Affinity Employee Payables (itemized individually) that Affinity shall pay immediately prior to Closing, or cause to be paid from the Cash Purchase Price at Closing (the “Closing Affinity Employee Payables”).
(c)    Payment of Closing Date Indebtedness. At least five (5) Business Days prior to the Closing Date, Affinity shall deliver to Buyer a complete and accurate list, and the estimated value thereof as of the Closing Date, of Affinity’s Closing Date Indebtedness (if any) as of the date hereof. At the Closing, Buyer, on behalf of Affinity (as applicable), shall pay the Closing Date Indebtedness (if any) in accordance with debt payoff letters, in form and substance reasonably acceptable to Buyer, to each counterparty or holder of Closing Date Indebtedness in order to fully discharge such Closing Date Indebtedness and terminate all applicable obligations and Liabilities of Affinity related thereto, in each case, by wire transfer of immediately available funds to the account or accounts designated in the debt payoff letters.
(d)    Payment of Affinity Transaction Expenses. At least five (5) Business Days prior to the Closing Date, Affinity shall deliver to Buyer a complete and accurate list, and the estimated value thereof as of the Closing Date, of the outstanding Affinity Transaction Expenses (if any) as of the date hereof. At the Closing, Buyer, on behalf of Affinity, shall pay the Affinity Transaction Expenses (if any) in order to fully discharge such Affinity Transaction Expenses and terminate all applicable obligations and Liabilities of Affinity related thereto, in each case, by wire transfer of immediately available funds to the account or accounts designated by Affinity.
(e)    Payment to Escrow Agent. At the Closing, Buyer shall deliver the Escrow Amount (such amount, including any interest or other amounts earned thereon or added thereto and less any disbursements therefrom in accordance with the Escrow Agreement, the “Escrow Fund”) to the Escrow Agent for deposit into an escrow fund under the Escrow Agreement.
(f)    Payment of Special DOH Payables. At the Closing, Affinity shall pay, or cause to be paid, from the Cash Purchase Price, the outstanding Special DOH Payables (if any) to Governmental Authorities in order to fully discharge such Special DOH Payables and terminate all applicable obligations and Liabilities of Affinity related thereto, in each case, by wire transfer of immediately available funds to the account or accounts designated by such Governmental Authorities.
Section 2.07    Determination of Net Asset Value Purchase Price Adjustment.
(a)    At least five (5) Business Days prior to the Closing Date, Affinity shall deliver to Buyer a written statement (as revised in accordance with this Section 2.07, the “Estimated Closing Statement”) setting forth Affinity’s good faith estimate of the Net Asset Value of Affinity (the “Estimated Net Asset Value”) along with reasonable supporting detail to evidence the calculation thereof. The Estimated Closing Statement shall be accompanied by a written certification by Affinity’s chief actuary attesting that the Estimated Net Asset Value (including the Medical Claims Reserve and the Premiums Receivable Accrual included therein) were determined in accordance with the Applicable Accounting Principles. The Estimated Net Asset Value shall be prepared in accordance with the Applicable Accounting Principles; provided, however, that the Estimated Net Asset Value (1) shall not include any changes in assets or Liabilities of Affinity as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated by this Agreement and (2) shall be based solely on facts and circumstances as they are reasonably expected to exist as of the Measurement Time and shall exclude the effect of any event, change, circumstance, development, occurrence, condition, effect or state of facts occurring after the Measurement Time, except as specifically set forth in the Applicable Accounting Principles or otherwise in accordance with this Agreement.
(b)    In connection with Buyer’s review of the Estimated Closing Statement, Affinity shall, prior to the Closing, cooperate with Buyer in good faith to resolve any disagreements between the Parties over the amount of any items set forth in the Estimated Closing Statement, and the items set forth in the Estimated Closing Statement shall for all purposes in this Agreement be equal to the amounts initially proposed by Affinity together with any revisions thereto that are mutually agreed by Affinity and Buyer, each acting reasonably, prior to the Closing. To facilitate Buyer’s review of the Estimated Closing Statement, and upon Buyer’s reasonable written request, Affinity will use commercially reasonable efforts to (i) provide Buyer with supporting data reasonably necessary to allow Buyer to verify the amounts set forth in the Estimated Closing Statement, and (ii) subject to applicable Law and other obligations to which Affinity may be bound, provide to Buyer reasonable access (that shall be during normal business hours and shall not interfere with Affinity’s normal business operations) to all relevant books and records of Affinity and make appropriate personnel reasonably available to discuss Buyer’s reasonable inquiries regarding the Estimated Closing Statement.
(c)    As soon as reasonably practicable but in no event later than the ten (10) month anniversary of the Closing Date, Buyer shall prepare and deliver to Affinity a statement (the “Closing Statement”) setting forth Buyer’s calculation of the Net Asset Value of Affinity (the “Updated Net Asset Value”), along with reasonable supporting detail as part of the Closing Statement to evidence the calculation thereof. The Updated Net Asset Value shall be prepared in accordance with the Applicable Accounting Principles; provided, however, that the Updated Net Asset Value (1) shall not include any changes in assets or Liabilities of Affinity as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated by this Agreement and (2) shall be based solely on facts and circumstances as they existed as of the Measurement Time and shall exclude the effect of any event, change, circumstance, development, occurrence, condition, effect or state of facts occurring after the Measurement Time, except as specifically set forth in the Applicable Accounting Principles.
(d)    Affinity shall have thirty (30) days following Buyer’s delivery of the Closing Statement (the “Review Period”) to review the same. If Affinity objects to any portion of the Closing Statement on or before the expiration of the Review Period, Affinity shall deliver to Buyer a written statement setting forth in reasonable detail and accompanied by reasonable supporting information, its objection to the Closing Statement (the “Closing Statement Objection Notice”), which shall include Affinity’s proposed revised amounts and calculations. During the Review Period, Buyer shall upon reasonable advance notice and during normal business hours permit Affinity and its Representatives to have reasonable access, subject to their execution of standard hold harmless letters, to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) and shall reasonably cooperate with Affinity in obtaining work papers from Buyer’s accountants pertaining to or used in connection with the preparation of the Closing Statement and calculation of the Updated Net Asset Value, and provide Affinity with copies thereof (as reasonably requested by Affinity). If Affinity does not deliver a Closing Statement Objection Notice to Buyer on or before the expiration of the Review Period, Affinity shall be deemed to have accepted the Closing Statement and the calculations therein in full. Any determination set forth on the Closing Statement which is not specifically objected to in the Closing Statement Objection Notice shall be deemed accepted by Affinity and shall be final and binding upon Affinity upon delivery of the Closing Statement Objection Notice.
(e)    In the event that Affinity delivers a Closing Statement Objection Notice objecting to all or any portion of the Closing Statement within the Review Period, Buyer and Affinity shall promptly meet and in good faith attempt to resolve such objections. Any such objections set forth in the Closing Statement Objection Notice which cannot be resolved between Buyer and Affinity within thirty (30) days following Buyer’s receipt of the Closing Statement Objection Notice (the “Closing Statement Disputed Items”) shall be resolved in accordance with this Section 2.07(e). Should Affinity and Buyer not be able to resolve such Closing Statement Disputed Items within the thirty (30) day period described above, either party may submit the matter to the Independent Accountants for review and resolution, with instructions to complete the same as promptly as practicable, but in any event within thirty (30) days of its engagement, and to resolve any objections consistent with the terms of this Agreement, including making the calculations in accordance with the definition of “Net Asset Value” as set forth in this Agreement. The Independent Accountants shall only have authority to make determinations in respect of Closing Statement Disputed Items, and all determinations shall be based solely on the written presentations of Buyer and Affinity and their respective representatives, and not by independent review. Buyer and Affinity each shall provide the Independent Accountants with their respective determinations of the Closing Statement Disputed Items. In resolving any Closing Statement Disputed Item, the Independent Accountants: (i) shall be bound by the principles set forth in this Section 2.07 and the terms and provisions of this Agreement, (ii) shall not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party, and (iii) shall act as an expert and not an arbitrator. The Parties shall instruct the Independent Accountants to deliver to each of Buyer and Affinity a written statement setting forth its resolution of the dispute within thirty (30) days of the submission of the dispute to such firm, which resolution, absent manifest error, shall be binding and conclusive on the Parties and not subject to appeal or further review. The Closing Statement shall be modified if necessary to reflect such determination by the Independent Accountants, as well as the resolution by or on behalf of the Parties of any Closing Statement Disputed Item. All Closing Statement Disputed Items that are resolved between Affinity and Buyer and all Closing Statement Disputed Items that are determined by the Independent Accountants will be final, conclusive and binding on the Parties hereto and may be entered in any Court of competent jurisdiction, and each of the Parties hereto agrees that it shall not have any right to, and shall not, institute any Action of any kind challenging such determination or with respect to the matters that are the subject of this Section 2.07. The other Party’s only defense to such a request for enforcement shall be fraud by or upon the Independent

Accountant or manifest error. Absent such fraud or manifest error, such other party shall reimburse the Party seeking enforcement for all of its expenses related to the enforcement of the Independent Accountant’s determination. The fees and costs of the Independent Accountants, if one is required, shall be borne by Buyer, on the one hand, and Affinity, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Accountants, which proportionate allocation will also be determined by the Independent Accountants. For example, if Affinity claims that the appropriate adjustments are One Thousand Dollars ($1,000) greater than the amount determined by Buyer and if the Independent Accountants ultimately resolve such items by awarding to Affinity Three Hundred Dollars ($300) of the One Thousand Dollars ($1,000) contested, then the fees, costs and expenses of the Independent Accountants will be allocated 30% (i.e., 300 ÷ 1,000) to Buyer and 70% (i.e., 700 ÷ 1,000) to Affinity. Affinity and Buyer shall enter into an engagement letter with the Independent Accountants, including customary indemnity, confidentiality and other provisions.
(f)    Determinations; Adjustments. If the Final Net Asset Value as finally determined pursuant to this Section 2.07 is greater than the Estimated Net Asset Value, Buyer shall pay to Affinity the full amount by which the Final Net Asset Value exceeds the Estimated Net Asset Value in accordance with Section 2.07(g). If the Final Net Asset Value as finally determined pursuant to this Section 2.07 is less than the Estimated Net Asset Value, Affinity shall pay to Buyer the full amount by which Estimated Net Asset Value exceeds the Final Net Asset Value in accordance with Section 2.07(g).
(g)    Final Payments. The amount (if any) owed to Affinity, on the one hand, or to Buyer, on the other hand, pursuant to Section 2.07(f) shall be referred to as the “Final Closing Adjustment.” If Buyer is obligated to pay the Final Closing Adjustment, it shall make the payment in cash by wire transfer of immediately available funds to the Escrow Agent for deposit into the Escrow Fund. If Affinity is obligated to pay the Final Closing Adjustment, Buyer shall proceed against the Escrow Amount in order to recover such amounts, and Affinity shall, at Buyer’s request, execute and deliver a joint written direction to the Escrow Agent to authorize such disbursement. Any payment required under this Section 2.07(g) shall be made within five (5) Business Days of the final determination of the Final Closing Adjustment.
Section 2.08    Third Party Consents. To the extent that Affinity’s rights under any Contract constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained prior to the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Affinity and Buyer shall cooperate in good faith and shall use their respective reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Affinity shall cooperate with Buyer in order to obtain for Buyer the benefits thereunder and in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.08 to the contrary, (a) Buyer shall not be deemed to have waived its rights under Section 7.02(b) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at the Closing, and (b) any Provider Contract requiring consent of the Provider to transfer or assign it shall be addressed in and governed by Section 6.09 below.
ARTICLE III
CLOSING
Section 3.01    Closing. Subject to the terms and conditions of this Agreement, the consummation of the sale, assignment, transfer, conveyance and delivery of the Purchased Assets, the assumption of the Assumed Liabilities, and the payment of the Cash Purchase Price (the “Closing”) shall take place remotely via the exchange of executed documents and other deliverables on the first Business Day of the month following the month in which all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Affinity and Buyer may mutually agree upon in writing. The date on which the Closing actually occurs is herein referred to as the “Closing Date”. The Closing shall be deemed to have occurred and to be effective as of 12:01 a.m. New York time on the Closing Date (the “Effective Time”); provided, that if the Closing occurs on a day other than the first calendar day of the month, the Effective Time shall be deemed to be 12:01 a.m. New York time on the first calendar day of the month in which the Closing Date occurs. For example, if the Closing Date is Monday, November 2, 2020, the Effective Time would be 12:01 a.m. on Sunday, November 1, 2020.
Section 3.02    Closing Deliverables. At the Closing, Affinity shall deliver to Buyer the documents set forth in Section 7.02 and Buyer shall deliver to Affinity the documents set forth in Section 7.03.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF AFFINITY
Except as set forth in the Disclosure Schedules, Affinity hereby represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof and as of the Closing Date, except to the extent that any such representation or warranty refers to a specified date, in which event such representation or warranty shall be true and correct as of such specified date. The Disclosure Schedules have been arranged in separately numbered sections corresponding to the Sections of this ARTICLE IV; however, the disclosure of any item in any section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to which the relevance of such item is reasonably apparent on its face. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.
Section 4.01    Organization and Qualification. Affinity is a New York not-for-profit corporation duly organized, validly existing and in good standing under the Laws of the State of New York and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Except as set forth on Section 4.01 of the Disclosure Schedules, Affinity does not control, directly or indirectly, or have any direct or indirect equity participation or direct or indirect membership interest in any corporation, partnership, limited liability company, trust or other business association.
Section 4.02    Authority. Affinity has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Affinity of this Agreement and any other Transaction Document to which Affinity is or will be a party, the performance by Affinity of its obligations hereunder and thereunder and the consummation by Affinity of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Affinity, and no other proceedings on the part of Affinity are requisite to authorize the execution, delivery and performance thereof by Affinity. This Agreement has been duly executed and delivered by Affinity, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Affinity, enforceable against Affinity in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Affinity is or will be a party has been duly executed and delivered by Affinity (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Affinity, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). Each member of Affinity is set forth on Section 4.02 of the Disclosure Schedules.
Section 4.03    No Conflicts; Consents. Except as set forth on Section 4.03 of the Disclosure Schedules, the execution and delivery by Affinity of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, and performance by Affinity of the obligations hereunder and thereunder, do not and will not:
(a)    conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws, operating agreement or other organizational documents of Affinity;
(b)    conflict with or result in a violation or breach of any provision of any Law or Order applicable to Affinity, the Business or the Purchased Assets;
(c)    require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the termination or acceleration of or create in any party a right of termination, cancellation, acceleration, modification, purchase or sale under, any Material Contract or Permit to which Affinity is a party or by which Affinity or the Purchased Assets are bound or affected;

(d)    result in the creation or imposition of any Encumbrance on the Purchased Assets; or
(e)    require the consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority by or with respect to Affinity.
Section 4.04    Financial Statements.
(a)    Affinity has provided Buyer with complete and correct copies of the audited consolidated financial statements consisting of the balance sheet of Affinity as at December 31st in each of the 2019, 2018 and 2017 fiscal years and the related statements of income and cash flow, including the notes thereto, and schedules thereto, accompanied by the reports thereon of Affinity’s independent auditors for the years then ended (the “Audited Financial Statements”), and unaudited consolidated financial statements consisting of the balance sheet of Affinity as at May 31, 2020 and the related statements of income and cash flow for the five-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared from the books and records of Affinity and have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (none of which year-end adjustments would, alone or in the aggregate, be material) and the absence of notes. The Financial Statements fairly and accurately present in all material respects the consolidated financial condition of Affinity as of the respective dates they were prepared and the results of the operations and cash flows of Affinity for the periods indicated. The balance sheet of Affinity as of May 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. Affinity has also delivered to Buyer copies of Affinity’s 2018 and 2019 quarterly and annual MMCORs, as filed with DOH, which have been prepared in accordance with SAP consistently applied and fairly present the financial position of Affinity as of such dates and the results of operations for such periods to the extent required by SAP.
(b)    Except as set forth in Section 4.04(b) of the Disclosure Schedules, Affinity does not have any Liabilities, except for (i) Liabilities specifically disclosed, and adequately reflected in or reserved against in the Balance Sheet, (ii) Liabilities arising from executory obligations under Contracts to which Affinity or any of its assets may be bound that were entered into in the ordinary course of business, other than any such Liabilities resulting from a breach of such Contracts, (iii) Liabilities which have arisen in the ordinary course of business and consistent with past practice since the Balance Sheet Date, none of which is a material Liability arising from a breach of contract, breach of warranty, tort, infringement, action or a violation of Law, and (iv) Liabilities under this Agreement.
(c)    Affinity maintains, and during the last three (3) years has maintained, systems of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with SAP in all material respects, including but not limited to internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements of Affinity in conformity with SAP and maintain accountability for assets; and (iii) the recorded accountability for assets is maintained at reasonable intervals and appropriate action is taken with respect to any differences. During the last three (3) years, (A) no written or, to Affinity’s Knowledge, verbal complaints from any source outside Affinity regarding accounting, internal accounting controls or auditing matters relating to Affinity, and (B) no concerns, charges, or complaints from any employees of Affinity regarding questionable accounting or auditing matters relating to Affinity, have been received by Affinity or members of the management of Affinity.
(d)    The accounts receivable and other receivables reflected on the Audited Financial Statements, and those arising in the ordinary course of business after the date thereof, (i) are calculated in accordance with SAP, (ii) are valid receivables that have arisen from bona fide transactions in the ordinary course of business, (iii) to the Knowledge of Affinity, are not subject to any counterclaims, setoffs, adjustments, defenses, security interests or Encumbrances, other than Permitted Encumbrances, and (iv) have not been factored or sold.
(e)    Other than the Indebtedness as set forth in Section 4.04(e) of the Disclosure Schedules, Affinity has no other outstanding Indebtedness.
Section 4.05    Absence of Certain Changes, Events and Conditions. Except as set forth in Section 4.05 of the Disclosure Schedules, or otherwise contemplated by this Agreement, during the period since the Balance Sheet Date, Affinity has operated the Business in the ordinary course of business consistent with past practice and there has not been, with respect to the Business or the Purchased Assets, any:
(a)    event, occurrence or development that has had, or could reasonably be expected to have, a Material Adverse Effect;
(b)    incurrence of any Indebtedness or the making of any loans, advances or guarantees, in each case, having an aggregate principal amount outstanding any time greater than Ten Thousand Dollars ($10,000), except in the ordinary course of business consistent with past practice;
(c)    imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;
(d)    material increase in the compensation payable by Affinity (or for which Affinity may have any liability) to any Provider except as set forth in writing in a Provider Contract;
(e)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(f)    purchase or other acquisition (by merger, exchange, consolidation, acquisition of stock or assets or otherwise), or sale, lease or disposal, of any property, material asset, corporation, partnership, joint venture, limited liability company or other business organization or division, or assets thereof, in each case, as would be material to Affinity and the Business, taken as a whole, other than in the ordinary course of business consistent with past practice;
(g)    (i) amendment, waiver, modification or consent to the termination of any Material Contract, or amendment, waiver, modification or consent to the termination of Affinity’s rights thereunder other than in the ordinary course of business consistent with past practice or (ii) entry into any Material Contract in connection with the Business or the Purchased Assets other than in the ordinary course of business consistent with past practice;
(h)    receipt of any communications or reports or any notifications from a Payor regarding an adverse change to any material Payor Contract except for changes applicable to all similarly situated plans, and except for renewal or extension negotiations with Payor in the ordinary course of business consistent with its past practice;
(i)    payment, discharge or satisfaction of any material claim or Liability relating to the Business or the Purchased Assets, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of Liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;
(j)    material increase in the compensation or benefits of any employee of Affinity or the Business, or adoption, implementation, termination, modification, or amendment of any Affinity Employee Plan, in each case other than in the ordinary course of business consistent with past practice;
(k)    lapse of any existing policy of insurance material to the Business or the Purchased Assets, taken as a whole;
(l)    acceleration of the collection of or discounting of any accounts receivable and other receivables reflected on the Audited Financial Statements, delay in the payment of Liabilities that would become Assumed Liabilities or deferment of expenses, or other increase in the cash on hand in connection with the Business, except in the ordinary course of business consistent with past practice;
(m)    commencement or settlement of any Action material to the Business, the Purchased Assets or the Assumed Liabilities, except for settlements of Actions or potential Actions in the ordinary course of business consistent with past practice and so long as such settlement will not create any material obligation on behalf of Buyer at Closing;
(n)    conclusion of or agreement to any corrective action plans, consents, decrees, actions or Orders material to the Business or the Purchased Assets, other than in the ordinary course of business consistent with past practice; or

(o)    commitment or agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 4.06    Material Contracts.
(a)    Section 4.06(a) of the Disclosure Schedules contains a true and complete list and description of all Material Contracts, excluding the Provider Contracts (disclosure of which shall be governed solely by Section 4.07 below) and Payor Contracts (disclosure of which shall be governed solely by Section 4.06(b) below), that includes the name of the contracting parties, the name of the Material Contract and the date of the Material Contract and all amendments or modifications to it, except for immaterial schedules, exhibits or modifications that do not have, individually or in the aggregate, a material impact on such Material Contract. Affinity has delivered or made available to Buyer accurate and complete copies of all Material Contracts and other Contracts, including all amendments, waivers or changes thereto. Except as set forth on Section 4.06(a) of the Disclosure Schedules, all such Material Contracts are in full force and effect and are the valid and binding obligations of Affinity, enforceable in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. Affinity is not in default of or breach under (or is alleged in writing to be in breach of or default under) the observance or the performance of any term or obligation to be performed by it under any Material Contract if such breach would result in a Material Adverse Effect. To Affinity’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would result in a breach of or constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder, in each case, that is, individually or in the aggregate, material to Affinity and the Business.
(b)    All of Affinity’s Contracts with Payor are listed and described on Section 4.06(b) of the Disclosure Schedules and accurate and complete copies of such have been made available to Buyer.
Section 4.07    Provider Contracts.
(a)    Section 4.07(a) of the Disclosure Schedules contains a true and complete list of the top forty (40) Providers for Affinity based on aggregate payments made by Affinity to such Providers for the period January 1, 2019 to December 31, 2019 (the “Key Providers”). Affinity has in place a written Provider Contract with each such Provider that is currently in effect. Except as set forth on Section 4.07(a) of the Disclosure Schedules, Affinity has delivered or made available to Buyer complete copies of all Provider Contracts with the Key Providers, including all amendments, waivers or changes thereto.
(b)    Except as set forth on Section 4.07(b) of the Disclosure Schedules, since December 31, 2019 no Provider reflected on Section 4.07(a) of the Disclosure Schedules has given written notice to Affinity of a termination of its relationship with Affinity, no Provider Contract with a Key Provider has changed in its essential commercial terms, no Key Provider has materially altered the aggregate amount of provider claims it submits to Affinity except in the ordinary course of business, and no Key Provider has otherwise notified Affinity that it intends to terminate its business relationship with Affinity.
(c)    During the current term of each applicable Provider Contract, Affinity has compensated and currently compensates each Provider for services to Enrollees in accordance with the rates and fees set forth in the applicable Provider Contract. Except as set forth on Section 4.07(c)(i) of the Disclosure Schedules, Affinity has in place a written Provider Contract with each Provider that is currently in effect. Except as set forth on Section 4.07(c)(i)(ii) of the Disclosure Schedules, there are no renegotiations, attempts to renegotiate or outstanding rights to negotiate any material amount to be paid or payable to or by Affinity under any Provider Contract other than in the ordinary course of business consistent with the past practices of Affinity.
Section 4.08    Title to and Sufficiency of Purchased Assets; Leased Real Property.
(a)    Affinity has good and marketable title to, a valid leasehold interest in, or a valid license to use all of the Purchased Assets (whether tangible or intangible), free and clear of all Encumbrances except for Permitted Encumbrances. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, except as set forth on Section 4.08(a) of the Disclosure Schedules, the Purchased Assets constitute all assets, services, properties, goodwill and rights (including intellectual property rights) that (i) were used in the Business immediately prior to the Closing and (ii) are sufficient to operate the Business following the Closing in the same manner as the Business is operated as of the date hereof and immediately prior to the Closing.
(b)    Section 4.08(b) of the Disclosure Schedules sets forth all real property leased, licensed or occupied by Affinity and used in connection with the Business (collectively, the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases, licenses and occupancy agreements for each Leased Real Property (collectively, the “Real Property Leases”). The Real Property Leases constitute valid leasehold interests, are valid and binding on Affinity, and are in full force and effect. To Affinity’s Knowledge, there are no contractual or legal restrictions that preclude or restrict the ability of Affinity to use the Leased Real Property for the purposes for which they are currently being used. Affinity hereby represents and warrants Affinity does not own a fee interest in any real property. The Leased Real Property is adequate and suitable for the purposes for which it is presently being used and Affinity has adequate rights of ingress and egress into and from each Leased Real Property as is necessary for the operation of the Business as it is currently conducted by Affinity in the ordinary course of business. Affinity has not subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of the Leased Real Property.

Section 4.09    Intellectual Property; Claims.
(a)    Affinity owns (or has the right to use pursuant to an Assigned Contract) all Business Intellectual Property free and clear of any Encumbrances other than Permitted Encumbrances. As of the date of this Agreement, the Registered Intellectual Property (i) is owned by Affinity, (ii) is subsisting, in full force and effect, and to Affinity’s Knowledge valid and (iii) has not expired, or, to Affinity’s Knowledge been cancelled, or abandoned, as applicable. The Business Intellectual Property constitutes all of the Intellectual Property necessary for the conduct of the Business as currently conducted.
(b)    To the Knowledge of Affinity, the conduct of the Business as currently conducted and as has been conducted for the past three (3) years does not and has not infringe(d), misappropriate(d) or otherwise violate(d) the Intellectual Property rights of any Person, nor does the Purchased Intellectual Property owned by Affinity nor Affinity’s products or services, infringe, misappropriate or violate any Intellectual Property rights of any Person. Affinity has not received any written or, to Affinity’s Knowledge, oral offer of a license or complaint, claim, demand or notice (i) alleging or implying that it has infringed or misappropriated any Intellectual Property rights of any third party or, with the giving of notice or lapse of time or both, would be infringing or misappropriating any such rights (including any claim that Affinity must license or refrain from using any Intellectual Property rights of any third party), or (ii) contesting or seeking to deny or restrict or otherwise concerning the validity, use, ownership, registrability or enforceability of any Business Intellectual Property. To Affinity’s Knowledge, no Person is infringing, misappropriating or otherwise violating or has infringed, misappropriated or otherwise violated any Purchased Intellectual Property, and no such claims have been made by Affinity.
(c)    Section 4.09(c) of the Disclosure Schedules sets forth a complete and accurate list of all Registered Intellectual Property, indicating for each such item the registration or application number and the applicable filing jurisdiction, and the date of expiration. Except as set forth on Section 4.09(c) of the Disclosure Schedules, there are no deadlines falling within ninety (90) days of the Closing Date related to (i) registration, maintenance or renewal fees with respect to the Registered Intellectual Property or (ii) the filing of any documents, applications or certificates (including responses to office actions) or payment of fees that are required to maintain any of the Registered Intellectual Property.
(d)    Section 4.09(d) of the Disclosure Schedules identifies each item of Licensed Intellectual Property, other than commercially available “off the shelf” Software that has not been modified or customized for use by Affinity, and lists all Contracts pertaining to Licensed Intellectual Property. Affinity has made available to Buyer correct and complete copies of all Contracts pursuant to which Affinity has received the right to use such Licensed Intellectual Property (as amended to date).
(e)    Section 4.09(e) of the Disclosure Schedules lists all Contracts pursuant to which Affinity has granted any license or option to any third party with respect to any Business Intellectual Property. With respect to each Contract listed on Section 4.09(d) or Section 4.09(e) of the Disclosure Schedules, neither Affinity nor any other party thereto is in material breach or default of, or has repudiated, any provision of the Contract. All such Contracts shall be deemed “Assigned Contracts” for purposes of this Agreement.
(f)    Affinity has taken commercially reasonable actions consistent at least with industry-standard practice to protect (i) the confidentiality, integrity and security of all trade secrets and confidential information stored or contained in the Business Intellectual Property or transmitted thereby from any unauthorized use, access, destruction or modification, and to Affinity’s Knowledge no such use, access, destruction or modification has occurred, and (ii) its rights in the Purchased Intellectual Property owned by Affinity.
(g)    Affinity has sufficient rights to use all Software, middleware and systems, information technology equipment, and associated documentation used or held for use in connection with the operation of the Business (the “Business IT Assets”). The Business IT Assets have not malfunctioned or failed in the past three (3) years, except for malfunctions or failures that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Affinity has taken commercially reasonable steps to provide for the backup and recovery of data and information and has taken commercially reasonable steps to implement such plans and procedures. During the last 12 months, (A) there has not been any failure, breakdown or continued substandard performance, introduction of any malware, viruses, ransomware, bugs or other malicious codes affecting any of the Business IT Assets of Affinity that have caused any disruption or interruption in any of such Business IT Assets, except, in each case, as would not reasonably be expected to be material to Affinity and the Business; (B) there have been no privacy or data security breaches (including ransomware or a cyber-attack) resulting in the unauthorized access, acquisition, exfiltration, manipulation, erasure, use, intrusion, or disclosure of any sensitive data or that triggered any reporting requirement under any breach notification Law or Contract provision, except, in each case, as would not reasonably be expected to be material to Affinity and the Business, and (C) to the Knowledge of Affinity, no service provider (in the course of providing services for or on behalf of Affinity) has suffered any privacy or data security breach that resulted in the unauthorized access, acquisition, exfiltration, manipulation, erasure, use, or disclosure of Affinity’s sensitive data, except, in each case, as would not reasonably be expected to be material to Affinity and the Business. Affinity has established, implemented, and maintains cybersecurity policies, programs and procedures that are in compliance with any applicable Law, applicable industry requirements, and Affinity’s obligations under any Contracts, including reasonable and appropriate administrative, technical and physical safeguards, and disaster recovery, business continuity, and incident response plans, designed to protect the confidentiality, integrity, availability and security of sensitive data in its possession, custody or control against unauthorized access, use, disclosure or other misuse, and to safeguard the Business IT Assets against the risk of business disruption, except, in each case, as would not reasonably be expected to be material to Affinity and the Business.
(h)    Except as set forth on Section 4.09(h) of the Disclosure Schedules, each item of Business Intellectual Property will be owned, licensed and available for use by Buyer on similar terms following the consummation of the transactions contemplated hereby as such items were owned, licensed and available for use to Affinity for the operation of the Business as operated prior to the consummation of the transactions contemplated hereby.

Section 4.10    Legal Proceedings; Orders.
(a)    Other than as set forth in Section 4.10(a) of the Disclosure Schedules, there are no material Actions pending or, to Affinity’s Knowledge, threatened against (including by any Governmental Authority) or by Affinity (i) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin, restrain, prohibit or otherwise delay the execution and delivery by Affinity of this Agreement or the consummation of the transactions contemplated hereby.
(b)    Other than as set forth in Section 4.10(b) of the Disclosure Schedules, there are no outstanding Orders or consent decrees or other similar agreements, and no such Order or consent decree or other similar agreement is, to Affinity’s Knowledge, threatened, and there are no unsatisfied judgments, penalties or awards against, relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities. Affinity is not subject to any outstanding Order which would reasonably be expected to have a material adverse effect on the ability of Affinity to consummate the transactions contemplated hereby. Other than as set forth in Section 4.10(b) of the Disclosure Schedules Affinity has not received written notice of, and for the past six (6) years Affinity has not received written notice of any Claim pending (or, to Affinity’s Knowledge, threatened) related to Affinity that would be material to the Business and the Purchased Assets, taken as a whole, or that would reasonably be expected to prevent, impair or hinder Affinity from complying with its obligations hereunder.
Section 4.11    Compliance With Laws.
(a)    Nothing in this Section shall apply to Affinity’s compliance with HIPAA or any other Information Privacy and Security Laws, which shall be exclusively addressed in and governed by Section 4.12 below. Other than as set forth in Section 4.11(a) of the Disclosure Schedules, Affinity is, and for the past six (6) years has been, in compliance in all material respects with all Laws and Orders applicable to the conduct of the Business or the ownership and use of the Purchased Assets. Neither Affinity, nor any of its officers or directors has, within the past six (6) years, received any written notice, Order, complaint, claim, investigation or other written communication from any Governmental Authority or any other Person regarding any actual or alleged material violation of any Law or Order applicable to Affinity. No Governmental Authority has instituted, implemented, taken or threatened in writing to take, and to the Knowledge of Affinity, no Governmental Authority intends to take, any other action the effect of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.
(b)    All Permits required for Affinity to conduct the Business or for the ownership and use of the Purchased Assets have been duly obtained by Affinity and are valid and in full force and effect. Section 4.11(b) of the Disclosure Schedules sets forth a complete and correct list of all material Permits that are necessary for Affinity to conduct the Business or for the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. Affinity is and has been in compliance in all material respects with such Permits and no event has occurred or circumstances exist that (with or without the lapse of time or the giving of notice, including as a result of the transactions contemplated by this Agreement) would reasonably be expected to constitute or result in Affinity’s material failure, default or violation under any of their respective Permits, or that could reasonably be expected to result in any material loss, expiration, or termination of any such Permit, and there are no Actions pending or, to the Knowledge of Affinity, threatened in writing relating to the suspension, failure to renew, revocation, withdrawal, penalty, payment, fine or modification of any of the Permits. All such Permits are in full force and effect and have not been revoked. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect, in any material respect, any such Permits or result in the revocation, cancellation, suspension or modification, in any material respect, of any such Permits. Except as otherwise disclosed in Section 4.11(b) of the Disclosure Schedules, all such Permits shall be available for use by Buyer immediately after the Closing, in each case, to the same extent such Permits were available for use by Affinity immediately prior to the Closing.
(c)    Neither Affinity, any officer of Affinity nor, to the Knowledge of Affinity, any director, employee or agent of Affinity, in each case acting in their capacity thereof, have (i) offered, authorized, promised, made or agreed to make gifts of money, other property or similar benefits or contributions (other than incidental gifts or articles of nominal value) to any actual or potential customer, provider, supplier, governmental employee, Governmental Authority or other Person in a position to assist or hinder Affinity in connection with any actual or proposed transaction or to any political party, political party official or candidate for federal, state or local public office in violation of any Law or (ii) maintained any unrecorded fund or asset of Affinity for any improper purpose or made any intentional false entries on its books and records for any reason. No person while serving as an officer or director of Affinity has ever been debarred, suspended, or otherwise excluded from participating in any state or federally funded health care program.
Section 4.12    HIPAA and Privacy.
(a)    Affinity operates, and for the past six (6) years has operated, the Business in compliance with the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of HIPAA except where any violation or failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, Affinity has executed business associate agreements meeting all requirements set forth in the HIPAA privacy, security and breach notification regulations with all contractors that meet the definition of a business associate under HIPAA. Affinity has established and implemented such policies, programs, procedures, contracts and systems as are necessary to comply in all respects with Information Privacy and Security Laws, except where any violation or failure to comply with such Information Privacy and Security Laws has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Affinity is not subject to a corporate integrity agreement, consent order or similar agreement with any Governmental Authority.
(b)    Affinity’s receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal and security of Personal Information has, for the past six (6) years, complied, and complies, in all material respects, with (i) any Contracts to which Affinity is party, (ii) applicable Information Privacy and Security Laws, (iii) if applicable, PCI DSS, and (iv) all consents and authorizations that apply to Affinity’s receipt, access, use and disclosure of Personal Information. Affinity has all necessary authority, consents and authorizations to receive, access, use and disclose the Personal Information in Affinity’s possession or under its control in connection with the operation of the Business.
(c)    For the past six (6) years Affinity has, in all material respects, protected the confidentiality, integrity and security of its Personal Information and IT Assets against any unauthorized control, use, access, interruption, modification or corruption in conformance with Information Privacy and Security Laws.
(d)    Except as set forth on Section 4.12(d) of the Disclosure Schedules, for the past six (6) years there has been no data security breach or unauthorized access, control, use, modification or destruction of any IT Asset, or unauthorized access, use, acquisition or disclosure of any Personal Information owned, used, stored, received, or controlled by or on behalf of Affinity, including any unauthorized access, use or disclosure of Personal Information that would constitute a breach for which notification to individuals and/or Governmental Authorities is required under any applicable Information Privacy and Security Laws or Contracts to which Affinity is a party.
(e)    Affinity is not subject to any Orders, nor are any Orders pending or, to the Knowledge of Affinity, threatened against Affinity or its “workforce” (as defined under HIPAA) regarding or relating to Affinity’s processing of Personal Information.
(f)    The (i) collection, storage, processing, transfer, sharing and destruction of Personal Information in connection with the transactions contemplated by this Agreement and (ii) execution, delivery and performance of this Agreement and the other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby complies with Affinity’s applicable privacy notices and policies and with all applicable Information Privacy and Security Laws. Affinity has the right to assign to Buyer, and Buyer shall have the right to possess and use following the Closing, all Personal Information as used or held for use by Affinity in the Business prior to the Closing.
(g)    For the past six (6) years Affinity has performed a security risk assessment no less frequently than annually that meets (i) the standards set forth at 45 C.F.R. § 164.308(a)(1)(ii)(A), including an assessment as described at 45 C.F.R. § 164.306(d)(3), taking into account factors set forth in 45 C.F.R. § 164.306(a)–(c); (ii) to the extent applicable, the requirements of the PCI DSS; (iii) any requirements to perform security assessments under any Information Privacy and Security Law; and (iv) any obligations to perform security assessments set forth in any Contracts to which Affinity is party and has addressed all threats and deficiencies identified therein.
(h)    Limitations. Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties set forth above in this Section 4.12 shall constitute the sole and exclusive representations and warranties made by Affinity with respect to HIPAA and Information Privacy and Security Law matters, and no other representation or warranty contained in any other section of this Agreement shall be deemed to be made with respect to HIPAA and Information Privacy and Security Law matters.
Section 4.13    Employment and Benefits Matters.
(a)    As of the date hereof, Affinity has provided, for each employee of Affinity, the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) employing entity; (vii) current active/leave status and the type of leave (e.g., short-term disability, long-term disability, military); and (viii) exempt or non-exempt status, to be updated following the date hereof upon reasonable request of Buyer.
(b)    Affinity is not a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not any Union representing or purporting to represent any employee of Affinity, and, to Affinity’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor to Affinity’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Affinity or any employees of the Business.
(c)    Affinity is, and for the past six (6) years has been, in compliance in all material respects with all applicable Laws regarding employment and employment practices (including anti-discrimination), terms and conditions of employment and wages and hours (including classification of employees and independent contractors, and equal pay practices) and other laws in respect of any reduction in force (including notice, information and consultation requirements).
(d)    Affinity has not received notice of any pending or, to Affinity’s Knowledge, threatened (i) unfair labor practice charge or complaint against Affinity before the National Labor Relations Board or any similar state or local agency relating to an alleged violation or breach of any Laws or (ii) Action against Affinity concerning employment-related matters, employees of Affinity, or violation of any Laws regarding employment and employment practices or breach of any contractual obligations.
(e)    There are no Actions, including audits, requests for information, investigations, complaints, charges, or claims with respect to any regular or leased employee, consultant, or independent contractor of Affinity pending with or threatened in writing by the Equal Employment Opportunity Commission, the Department of Labor, the Internal Revenue Service, the National Labor Relations Board, or any other Governmental Authority.
(f)    Section 4.13(f) of the Disclosure Schedules contains a list of each Affinity Employee Plan. With respect to each Affinity Employee Plan, Affinity has furnished or made available to Buyer true and complete copies of the governing plan document and amendments thereto and, as applicable, (i) the trust agreement or other governing document for any related funding vehicle, (ii) the current summary plan description and any related summary of material modifications, or (iii) any written notices or other written material correspondence with any Governmental Authority.
(g)    Each Affinity Employee Plan and related trust or other funding vehicle has been established, administered, funded and maintained in all material respects in accordance with its terms and in compliance in all material respects with applicable Law. All contributions, benefit payments and premium deposits or payments required to be made by Affinity under the Affinity Employee Plans have been made or paid by the due date thereof, and all contributions, benefit payments and premium deposits or payments that have accrued but have not been made or paid because they are not yet due have been properly accrued in the Financial Statements. No claims, investigations or other proceedings (other than routine claims for benefits in the ordinary course of business) are pending or, to the Knowledge of Affinity, threatened against or with respect to any Affinity Employee Plan.
(h)    In the last six (6) years, Affinity has not participated in, maintained or been liable for contributions to, nor does Affinity have any Liability, contingent or otherwise, pursuant to Title IV of ERISA or otherwise with respect to a plan that is a “pension plan” (within the meaning of Section 3(2) of ERISA) that is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA or that is or was a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).
(i)    No Encumbrance has been imposed on the Purchased Assets pursuant to Section 302, 303 or Title IV of ERISA or Section 412 or 430 of the Code and no fact exists that would reasonably be expected to give rise to any such Encumbrance. Other than as required by Section 4980B of the Code or other similar applicable Law, no Affinity Employee Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).
(j)    Except as set forth on the AEP Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting or payment, trigger any payment or funding, or increase the amount or value of any compensation, payment or benefits (including severance and unemployment compensation) to any current or former employee or consultant of Affinity.
(k)    No provision of a benefit, acceleration, or amount to be paid with respect to any current or former employee of, or consultant to, Affinity, would individually or in the aggregate, whether alone or in combination with any other event, (i) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (ii) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(l)    All employees of the Business are located within the United States. No Affinity Employee Plan (i) was established or is maintained outside of the United States, or (ii) is subject to the Laws of any jurisdiction outside of the United States.
(m)    No Affinity Employee Plan or other contract, plan, program, agreement or arrangement provides for retiree medical or welfare benefits to any current or former employees of the Business.
(n)    Each Affinity Employee Plan or other contract, plan, program, agreement or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has (i) been maintained and operated in compliance with Section 409A of the Code and all applicable Treasury Regulations promulgated thereunder so as to avoid any Tax, penalty or interest under Section 409A of the Code, and (ii) been in documentary and operational compliance with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder.
Section 4.14    Taxes.
(a)    All Tax Returns required to be filed by Affinity or otherwise in respect of the Business or the Purchased Assets have been timely filed. Such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by Affinity or otherwise in respect of the Business or the Purchased Assets (whether or not shown on any Tax Return) have been or will be timely paid.
(b)    There are no pending or threatened audits, investigations, disputes, notices of deficiency, claims or other Actions for or relating to any Taxes of Affinity or otherwise in respect of the Business or the Purchased Assets. Affinity has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that has not been resolved.
(c)    There are no Encumbrances for Taxes upon any of the Purchased Assets other than Permitted Encumbrances.
(d)    Affinity is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(e)    Affinity is exempt from tax within the meaning of Code section 501(a) and is an organization described in Code section 501(c)(3).
(f)    The IRS has not revoked Affinity’s status as an organization exempt from tax under Code section 501(c)(3) by ruling letter or otherwise.
(g)    Affinity has not participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(h)    No claim has been made or threatened in writing by a taxing authority in a jurisdiction where Affinity has not filed a Tax Return asserting that Affinity is or may be subject to Taxes imposed by that jurisdiction.
(i)    Affinity has properly and timely paid to the appropriate taxing authorities all payroll, unemployment and similar Taxes due on or before the Closing Date and has properly withheld and timely paid to the appropriate taxing authorities all other Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party with respect to the Business and the Purchased Assets, and has complied with all information reporting, backup withholding and Tax Return requirements, including maintenance of required records with respect thereto, in connection with any such amounts.
Section 4.15    Brokers. No broker, finder, investment banker or similar intermediary is entitled to any brokerage, finder’s or other fee or commission or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Affinity, other than as set forth in Section 4.15 of the Disclosure Schedules.
Section 4.16    Health Care Matters.
(a)    Compliance with Health Care Laws. (i) The Business operations of Affinity (including its form and rate filing, reserving, marketing, investment, financial, claims, taxation, underwriting, premium collection and refunding, securities compliance and other practices, if applicable) are, and for the past six (6) years have been, operated in compliance in all material respects with all applicable Laws, (ii) other than as set forth in Section 4.16(a)(ii) of the Disclosure Schedules, Affinity is not, and has not, been in the past six (6) years, in material violation of any of the provisions of applicable New York Law with respect to managed care organizations, and (iii) neither Affinity nor any Person acting on behalf of Affinity has violated or has incurred any Liability under (A) any federal or state fraud and abuse Laws, including the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), Sections 1320a-7a and 1320a-7b of Title 42 of the United States Code, (B) Medicare (Title XVIII of the Social Security Act), (C) Medicaid (Title XIX of the Social Security Act), (D) any prompt pay Laws, (E) any quality, safety or accreditation standards, (F) any applicable licensure Laws or regulations, or (G) any other applicable health care Law.
(b)    Debarment and Suspension. Neither Affinity nor any officer, director or current employee of Affinity has ever been debarred, suspended or otherwise excluded from participating in any state or federally funded health care program. Affinity has not, and, to its Knowledge, its employees have not, engaged in any conduct which could result in debarment or disqualification by any Governmental Authority, and there are no proceedings pending or, to Affinity’s Knowledge, threatened that could reasonably be expected to result in criminal liability, debarment or disqualification by any Governmental Authority. Affinity is in good standing with, and not excluded or suspended from participation in, or limited in its right to participate in any Federal Health Care Program or any state or local government health care programs.

(c)    Regulatory Filings. For the past six (6) years Affinity has timely filed (taking into account permitted extensions timely obtained, if any) all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority (“Regulatory Filings”). All such Regulatory Filings are accurate and complete in all material respects. For the past six (6) years Affinity has timely paid (taking into account permitted extensions timely obtained, if any) all fees and assessments due and payable in connection therewith, including the assessments required under the New York Health Care Reform Act.
(d)    Penalties Under Medicaid Programs. Affinity has not been required to pay any civil monetary penalty under Law regarding false, fraudulent or impermissible claims under, or payments to induce a reduction or limitation of health care services to beneficiaries of, any state health care program or Federal Health Care Program.  To the Knowledge of Affinity, Affinity is not currently the subject of any investigation, audit or proceeding that may result in such payment. Affinity is not a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement imposed by any Governmental Authority. Except as disclosed in Section 4.16(d) of the Disclosure Schedules, Affinity has not received or otherwise been party to any (i) Orders, letters, communications or other notices from DOH or any other Governmental Authority relating to Affinity’s failure to meet any of the requirements for continued participation in Federal Health Care Programs or New York State health care programs (including any Orders, letters, communications or notices stating that continued participation may be contingent on Affinity developing, adopting, implementing or taking any sort of corrective or remedial actions), or (ii) corrective action plans developed by Affinity in response to or as a result of the orders, letters, communications and notices specified in clause (i), in each case, material to Affinity and the Business.
(e)    Recoupment Proceedings. There are no material recoupments, adjustments or recovery proceedings of any Payor being sought, requested, claimed or threatened against Affinity. Other than set forth in Section 4.16(e) of the Disclosure Schedules, for the past six (6) years, neither Affinity nor any officers or directors of Affinity has received, or has been the subject of, any audit, inquiry, or investigation that requires, or could reasonably be expected to require, the payment of money by Affinity to any Governmental Authority, or requires or prohibits any activity by Affinity, other than routine reconciliations of eligibility, enrollments and disenrollments, including those conducted by the New York State Medicaid Inspector General, and any associated recoupments (e.g., audits of incarcerated or deceased Enrollees) (“Routine Reconciliations”). Any and all Routine Reconciliations of which Affinity has Knowledge and for which Affinity has not made repayment in full of the resulting Liability to the applicable Governmental Authority are set forth Section 4.16(e) of the Disclosure Schedules. There are no claims, Actions, payment reviews, or other proceedings of which Affinity has received written notice, or, to Affinity’s Knowledge, appeals pending or threatened, before any Governmental Authority with respect to any payments received by Affinity, which could have a Material Adverse Effect, either individually or in the aggregate.

(f)    Marketing. Affinity’s marketing staff has not violated laws applicable to the marketing or enrollment of Affinity’s health plans in any material respect.  The compensation payable by Affinity to its marketing staff complies in all material respects with applicable Laws.
(g)    Compliance Program. Affinity has implemented a corporate compliance program which meets all applicable legal requirements in all material respects and staff to oversee the functioning of its corporate compliance program.  As part of its corporate compliance program, Affinity has implemented administrative processes, policies and procedures that are reasonably designed to ensure that Affinity remains in compliance with health care Laws applicable to Affinity’s Business in all material respects.  Affinity has in place a process to regularly check all applicable Federal Health Care Program or state health care program exclusion and debarment lists to determine whether any of the following are an Ineligible Person: Affinity, its officers, directors, managers, employees, and providers of services and any contracted vendor or agent that provides health care related services to Affinity.  Neither Affinity nor, to the Knowledge of Affinity, any of these individuals or companies is an Ineligible Person who have been excluded or otherwise debarred from any Federal Health Care Program or other governmental health care programs.
(h)    Other than as set forth in Section 4.16(h) of the Disclosure Schedules, Affinity has at all times complied with the requirements of New York State Executive Order 38 and has timely satisfied applicable reporting obligations and waiver requests thereunder.
(i)    Duly Licensed Employees. Each employee of Affinity that is required to be licensed in connection with his or her employment holds a valid and unrestricted license to practice his or her profession in New York.
Section 4.17    Related Party Transactions. Other than this Agreement or pursuant to any Affinity Employee Plan listed in Section 4.13(f) of the Disclosure Schedules, no direct or indirect member, director or officer of Affinity, nor any Subsidiary or Affiliate of any such direct or indirect member, director or officer, nor any Affiliate of Affinity, nor any FQHC Member, has any interest in any property or assets owned by Affinity, or has in the past three (3) years engaged in any transaction with or is currently directly or indirectly a party to any Contract with Affinity, including any agreement, arrangement or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payment to any such Person.
Section 4.18    Environmental Matters. The Business, and Affinity with respect to the Business and the Purchased Assets, are in compliance, and for the past six (6) years have complied, with applicable Environmental Laws in all material respects. Except as would not reasonably be expected to result in material Liability, Affinity, with respect to the Business and the Purchased Assets, has not caused a Release, and to the Knowledge of Affinity, there has been no Release at, on, under or from the Leased Real Property. Affinity has made available to Buyer copies of all material environmental assessments, reports, audits and other material documents in its possession or under its control that relate to the compliance of the operations of the Business and Purchased Assets with Environmental Laws or the environmental condition of any real property currently or formerly owned, operated or leased with respect to the Business and Purchased Assets.
Section 4.19    Insurance Coverage. Set forth in Section 4.19 of the Disclosure Schedules is a complete list of all material insurance policies and fidelity bonds relating to the Purchased Assets or the Business. There are no material claims by or on behalf of Affinity pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. To Affinity’s Knowledge, each such policy and bond is a valid and binding agreement, is in full force and effect, and has not been subject to any lapse in coverage. Since January 1, 2019, neither Affinity or, to the Knowledge of Affinity, any other party thereto is in material default or breach in any respect under the terms of any such policy or bond. Affinity has not received any written notice of cancellation of, material premium increase related to the Business outside the ordinary course of business with respect to, or material alteration of coverage with respect to the Business under, any of such policies or bonds. Since January 1, 2019, all premiums due on such policies or bonds have either been paid or, if due and payable prior to the Closing, shall be paid prior to the Closing in accordance with the payment terms of each such policy or bond.
Section 4.20    Provider Network. Affinity has made available to Buyer a list of Providers in the Provider Network, including (a) primary care providers identified by name, such Provider’s distinct National Provider Identifier (“NPI”) and the number of Enrollees in each such Provider’s panels; and (b) specialist Providers identified by name and such Provider’s distinct NPI.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the Buyer Disclosure Schedules, Buyer hereby represents and warrants to Affinity that the statements contained in this ARTICLE V are true and correct as of the date hereof and as of the Closing Date, except to the extent that any such representation or warranty refers to a specified date, in which event such representation or warranty shall be true and correct as of such specified date. The Buyer Disclosure Schedules have been arranged in separately numbered sections corresponding to the Sections of this ARTICLE V; however, the disclosure of any item in any section of the Buyer Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Buyer Disclosure Schedules to which the relevance of such item is reasonably apparent on its face. Capitalized terms used in the Buyer Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.
Section 5.01    Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
Section 5.02    Authority. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Affinity) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 5.03    No Conflicts; Consents. Except as set forth on Section 5.03 of the Buyer Disclosure Schedules, the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, and performance by Buyer of the obligations hereunder and thereunder, do not and will not:
(a)    conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer;
(b)    conflict with or result in a violation or breach of any provision of any material Law or Order applicable to Buyer;
(c)    require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the termination or acceleration of or create in any party a right of purchase, sale, acceleration, termination, modification or cancellation under, any material Contract or Permit to which Buyer is a party or by which it is bound or affected;
(d)    result in the creation or imposition of any Encumbrance on any of the material properties or assets of Buyer; or
(e)    require the consent, Permit, Order, declaration or filing with, or notice to, any Governmental Authority by or with respect to Buyer.
Section 5.04    Brokers. No broker, finder, investment banker or similar intermediary is entitled to any brokerage, finder’s or other fee or commission or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction

Document based upon arrangements made by or on behalf of Buyer, other than as set forth on Section 5.04 of the Buyer Disclosure Schedules.
Section 5.05    Legal Proceedings. Except as set forth on Section 5.05 of the Buyer Disclosure Schedules, as of the date hereof, there are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
Section 5.06    Financial Capability. Buyer currently has, and will at the Closing have, access to sufficient funds to consummate the transactions contemplated hereby. Buyer is currently (a) able to pay its debts as they become due and (b) has adequate capital to carry on its business.

ARTICLE VI
COVENANTS
Section 6.01    Conduct of Business Prior to the Closing. Except for actions contemplated by this Agreement, and as set forth in Section 6.01 of the Disclosure Schedules, from the date hereof until the earlier of (A) termination of this Agreement in accordance with ARTICLE IX or (B) the Closing, except as consented to in writing by Buyer, Affinity shall (i) conduct the Business in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact Affinity’s current business organization, assets, properties and operations and to preserve the rights, goodwill and relationships of its employees, Providers, Enrollees, suppliers, regulators and others having relationships with the Business, and (iii) use commercially reasonable efforts to maintain relationships with sufficient Providers to permit Buyer to meet the Minimum Network Requirements. Without limiting the foregoing, except as otherwise contemplated by this Agreement or consented to in writing by Buyer, Affinity shall:
(a)    preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;
(b)    pay, discharge or satisfy the Liabilities, Taxes and other obligations of the Business and the Purchased Assets which are not in dispute when due in the ordinary course of business consistent with past practice;
(c)    not make, change or revoke any material Tax election; not settle or compromise any material claim or assessment in respect of Taxes; not surrender any right to claim a material Tax refund; not amend any material position on a Tax Return; not change any Tax accounting method; not enter into any closing agreement relating to any material Tax; not consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; and not file or prepare any material Tax Return on a basis that is inconsistent with past practice;

(d)    defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation in the ordinary course of business consistent with past practice;
(e)    perform in all material respects all of its obligations under all Provider Contracts and the Payor Contracts in the ordinary course of business consistent with past practice;
(f)    except as set forth in Section 6.01(f) of the Disclosure Schedules, comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;
(g)    other than as set forth in Section 6.01(g) of the Disclosure Schedules, or as required by any Affinity Employee Plan or applicable Law, not (i) enter into, adopt, amend or terminate any Affinity Employee Plan (or any other agreement or arrangement which would be an Affinity Employee Plan if it were in effect as of the date hereof); (ii) increase the value or amount, or accelerate the receipt of, any compensation or benefits of any of its employees, directors, or officers; or (iii) increase or alter the Affinity Employee Payables;
(h)    without limitation to Section 4.05(g), not enter into, amend, assign, terminate, fail to renew or waive or release any material rights under any Material Contract, Real Property Lease or labor agreement, collective bargaining agreement or similar labor related agreement, except (i) for such immaterial amendments as may from time to time be required by the Governmental Authority having jurisdiction thereover, except as otherwise set forth in Section 6.01(h)(i) of the Disclosure Schedules or (ii) as set forth in Section 6.01(h)(ii) of the Disclosure Schedules;
(i)    not take any action intentionally that would render, or that may reasonably be expected to render, any representation or warranty made by it in this Agreement untrue or inaccurate at the Closing;
(j)    not enter into any Contract to support a community initiative or non-Affiliate non-profit corporation or similar entity or charitable endeavor that would create any obligation on Buyer;
(k)    not (i) incur or otherwise acquire, or modify in any material respect the terms of, any Indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for any such Indebtedness of any Person, make any loans, advances or capital contributions to, or investments in, any other Person or issue or sell any debt securities or calls, options, warrants, or other rights to acquire any debt securities of Affinity, enter into any “keep well” or Contract to maintain any financial statement condition of another Person or enter into any arrangement (including any capital lease) having the economic effect of the foregoing; or (ii) redeem, repurchase, prepay, defease or cancel any Indebtedness for borrowed money, other than (1) as required in accordance with its terms or expressly required by this Agreement or (2) in the ordinary course of business consistent with past practice;

(l)    not sell, transfer, lease, license, mortgage, pledge, encumber, allow to lapse, incur any Encumbrance on (other than a Permitted Encumbrance), or otherwise dispose of, or agree to do any of the foregoing with respect to, any of the Purchased Assets except (i) in the ordinary course of business consistent with past practice, (ii) pursuant to Contracts in force on the date of this Agreement and made available to Buyer prior to the date hereof, or (iii) such dispositions of assets no longer used in the ordinary course of business consistent with past practice of Affinity’s’ business as conducted as of the date of this Agreement;
(m)    not make or authorize any payment of, or commitment for, capital expenditures in excess of Two Million Dollars ($2,000,000) in the aggregate, except those budgeted for in a budget made available to Buyer prior to the date hereof;
(n)    not change any material financial accounting methods, practices, policies or elections from those utilized in the preparation of the Audited Financial Statements, other than any such changes as may be required by Applicable Accounting Principles;
(o)    except as set forth on Section 6.01(o) of the Disclosure Schedules, not commence or settle any Action relating to the Business, the Purchased Assets or the Assumed Liabilities, except for settlements of Actions or potential Actions in the ordinary course of business consistent with past practice and so long as such settlement will not create any material obligation on behalf of Buyer following the Closing;
(p)    not cancel, amend, compromise, terminate, release or waive any material debts, rights or claims relating to the Business or the Purchased Assets;
(q)    not conclude of or agree to any corrective action plans, consents, decrees, actions or Orders, other than in the ordinary course of business consistent with past practice;
(r)    not adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against Affinity under any similar Law;
(s)    not purchase or otherwise acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any property, material asset, corporation, partnership, joint venture, limited liability company or other business organization or division or material assets thereof for which the aggregate consideration paid or payable in the aggregate is in excess of One Million Dollars ($1,000,000);
(t)    not (i) enter into any transaction with any Affiliate of Affinity, any officers or directors of Affinity (or any of their respective Affiliates), or any FQHC Member (or any of their respective Affiliates) or (ii) amend, assign, terminate, or waive or release any material rights under any existing transactions or agreements with any Affiliate of Affinity, any officers or directors of Affinity (or any of their respective Affiliates) or any FQHC Member (or any of their respective Affiliates), including any Provider Contracts with any FQHC Member (or any of their respective Affiliates);

(u)    not allow to lapse any existing policy of insurance relating to the Business or the Purchased Assets;
(v)    not make material loans, advances or capital contributions to, or material investments in, any Provider, except as required by applicable Law; and
(w)    not enter into a Contract, commitment or arrangement to do any of the foregoing or that would materially impair its ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.
Section 6.02    Access to Information. Affinity shall (a) furnish Buyer and its Representatives with such financial, operating and other data and information as Buyer or any of its Representatives may reasonably request related to (i) the Business, or (ii) the Purchased Assets; (b) use commercially reasonable efforts to provide Buyer (i) sufficiently in advance of the Closing, copies of such information as is reasonably requested by Buyer and its Representatives in order for Buyer to assume operations on the Closing Date for the transition of the Enrollees, as applicable, and continuity of care, and (ii) copies of such other information as is necessary for the operation, ownership and management of the Business or which is otherwise reasonably requested by Buyer, and which Affinity is permitted by applicable Law to provide or which is required in writing to be provided to Buyer by DOH (and Affinity shall provide such written consents and authorizations as may be reasonably necessary for Buyer to have access to materials on file with any Governmental Authority), including any information as may be required to permit Buyer to satisfy its obligations to any Governmental Authority following the Closing, including any third party accreditation or review organization (such as the National Committee for Quality Assurance); and (c) make available to the officers, employees, accountants, counsel and other Representatives of Buyer upon the reasonable request of Buyer and during normal working hours, officers, accountants, counsel, consultants, investment banker and other Representatives or agents of Affinity for discussion of the Business as Buyer may reasonably request; provided, that Affinity must be given no less than 5 Business Days prior written notice of, and a representative of Affinity must be given a reasonable opportunity to attend, any meeting, or participate in any telephone discussion, involving all or substantially all of Affinity’s employees, on the one hand, and any such Person, on the other hand. Any inquiries pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Affinity. Nothing in this Agreement or any of the other Transaction Documents to the contrary shall in any manner restrict the ability of Buyer, from and after the date of this Agreement, to discuss the business and affairs of Affinity with any Governmental Authority having jurisdiction over Affinity or the fiscal intermediaries administering Affinity’s payor programs. From the date hereof until the earlier of (i) the Closing Date or (ii) the date this Agreement is terminated pursuant to ARTICLE IX, Affinity and Buyer shall cooperate to contact such third parties, including customers, prospective customers, specifying agencies, vendors or suppliers of Affinity, as Buyer deems reasonably necessary. Prior to the Closing Date and after any termination of this Agreement, each Party shall hold and shall cause its Representatives to hold, in confidence, all confidential documents and information concerning the other Party’s or any of its Subsidiaries furnished to a Party or its Representatives in connection with the transactions contemplated by this Agreement in the manner and for the time period specified in the Confidentiality Agreement, dated September 25, 2019.
Section 6.03    No Solicitation of Other Bids.
(a)    Affinity shall not, and shall not authorize or permit any of its Representatives (collectively, the “Affinity Parties”) to, directly or indirectly, (i) knowingly encourage, solicit, initiate, knowingly facilitate, or respond to (other than solely to decline) inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Affinity shall immediately cease and or cause to be terminated, and shall cause the other Affinity Parties to immediately cease and cause to be terminated, all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal and shall notify each such party that it, or any Representative retained by it, no longer seeks or requires the making of any Acquisition Proposal, and withdraws any consent theretofore given to the making of an Acquisition Proposal and shall promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request, any Person that has executed a confidentiality or non-disclosure agreement within the 48-month period prior to the date of this Agreement in connection with any actual or potential Acquisition Proposal to return or destroy all such information or documents or material incorporating confidential information in the possession of such Person or its Representatives. None of the Affinity Parties shall, directly or indirectly, and each of the Affinity Parties shall cause their Affiliates and their respective Representatives not to, solicit, initiate or conduct any discussions or negotiations with, or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort to attempt to, or enter into any agreement or understanding with, any Person or group of Persons regarding any Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets or any public announcement of a proposal, plan or intention to do the foregoing or any agreement to engage in the foregoing.
(b)    In addition to the other obligations under this Section 6.03, Affinity shall promptly (and in any event within two (2) Business Days after receipt thereof by any Affinity Party) advise Buyer orally and in writing of any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, and the identity of the Person making the same and shall provide Buyer with a copy of all written materials relating to such Acquisition Proposal.
(c)    Affinity agrees that the rights and remedies for noncompliance with this Section 6.03(c) shall include having such provision specifically enforced by any Court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04    Notice of Certain Events.
(a)    From the date hereof until the earlier of termination of this Agreement in accordance with ARTICLE IX or the Closing, Affinity shall promptly notify Buyer in writing of:
(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in any representation or warranty made by Affinity hereunder not being true and correct (to the extent occurring or arising after the date hereof, a “Disclosure Update”), or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;
(ii)    any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)    any notice or other communication from any Governmental Authority, other than in the ordinary course of business consistent with past practice and other than that which does not relate to the transactions contemplated by this Agreement or the Transaction Documents; and
(iv)    any Actions commenced or, to Affinity’s Knowledge, threatened against, relating to, involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 4.10 or that relate to the consummation of the transactions contemplated by this Agreement.
(b)    No Disclosure Update shall be deemed to modify, or cure any breach of Affinity’s representations and warranties in this Agreement or have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.02 (other than Section 7.02(c)) or the obligations of Affinity under ARTICLE VII.
Section 6.05    Employees.
(a)    Sixty (60) days prior to the Closing Date, Affinity shall deliver to Buyer an updated version of the file containing the information referenced in Section 4.13(a) (the “Employee Information”), accurate as of such date. Thereafter and until the Closing Date, Affinity shall deliver to Buyer a further updated version of the Employee Information as soon as practicable after change in the information contained therein. Affinity shall provide Buyer with reasonable access during normal business hours to the employees of the Business not less than forty-five (45) days prior to the Closing Date and with information reasonably requested by Buyer with respect to employment, compensation and benefits of the employees of the Business. No less than ten (10) days prior to the Closing Date, to be effective as of the Closing but contingent on the Closing, Buyer or an Affiliate of Buyer shall offer employment to all individuals who are employed by Affinity in good standing in the operation of the Business;

provided however, that Buyer shall not be required to make offers of employment to or hire (i) any employee of Affinity who does not satisfy Buyer’s employment policies regarding employee documentation, drug testing, background screening, and other similar matters or (ii) any Inactive Employee, except as set forth in this Section 6.05. Each such offer of employment shall provide for the payments and benefits required to be provided by Section 6.05(c). Each employee of Affinity who accepts Buyer’s offer of employment and commences employment with Buyer as of immediately following the Closing shall be considered a “Hired Employee.” Any Inactive Employee who returns to active employment on or prior to the later of (i) the date that is six (6) months after the Closing Date or (ii) the latest date on which the Buyer would be required to rehire such Inactive Employee pursuant to applicable Law and who satisfies Buyer’s employment policies regarding employee documentation, drug testing, background screening, and other similar matters shall be considered a “Hired Employee” upon such Inactive Employee’s commencement of employment with Buyer. From the Closing Date through the date six (6) months following the Closing Date, Buyer shall not terminate any Hired Employee other than (i) for Cause or (ii) due to the occurrence of any material adverse change to the Business, and if any Hired Employee is terminated during the one (1) year period following the Closing Date other than for Cause or due to the occurrence of any material adverse change to the Business, Buyer will pay that Hired Employee an amount equal to the base salary that such Hired Employee would have earned during the remainder of the one (1) year period following the Closing Date (the “Severance Payment”) in lieu of any other severance payments, unless such Hired Employee has a contractual right (whether in such Hired Employee’s employment agreement with Affinity or in a change in control agreement between such Hired Employee and Affinity) as set forth on Section 6.05(a) of the Disclosure Schedules that provides for a greater benefit upon termination, in which case Buyer will pay the Hired Employee solely the benefits provided in accordance with such agreement as set forth on Section 6.05(a) of the Disclosure Schedules. For the avoidance of doubt, any termination payments described in the immediately preceding sentence that are made will be considered to be inclusive of any amounts due under the Worker Adjustment and Retraining Notification Act of 1988.
(b)    Effective as of the Closing Date, Affinity shall terminate the employment of all of the Hired Employees as of immediately prior to the Closing. Except as otherwise specified herein, effective as of immediately prior to the Closing, all Hired Employees will cease to be active participants in the Affinity Employee Plans. All Hired Employees shall be eligible to become participants in the corresponding new or existing plans of Buyer and its Affiliates, including group health and other welfare benefit plans in each case subject to the terms thereof. Buyer also understands and agrees that (i) certain Affinity employees have contractual rights that are triggered upon a change in control of Affinity as set forth on Section 6.05(a) of the Disclosure Schedules; and (ii) Buyer assumes and will perform the obligations pursuant to the contracts under which such rights are granted.
(c)    For a period of one (1) year following the Closing Date, Buyer shall provide or cause to be provided to each Hired Employee who remains employed with Buyer during such period (i) base salary or base wages and annual or other periodic cash incentive opportunities (excluding any retention or similar bonuses and other special or non-recurring bonuses or cash awards) that are no less favorable in the aggregate than those provided to such

Hired Employee by Affinity immediately before the Closing, and (ii) retirement (excluding pension and retiree medical or welfare benefits), welfare, fringe and other employee benefits which are substantially comparable in the aggregate to those provided to the Hired Employee by Affinity immediately prior to the Closing Date under the Affinity Employee Plans or, in Buyer’s discretion, which are substantially comparable in the aggregate to those made available to similarly situated employees of Buyer.
(d)    Buyer shall assume Affinity’s Liability for and shall be solely responsible for the payment or satisfaction of (i) the Affinity Employee Payables payable following the Closing Date, but only to the extent set forth on the AEP Schedule; and (ii) any and all Liabilities to or with respect to any Hired Employee arising after the Closing Date. Buyer shall have no Liabilities with respect to any current or former employee of the Business who is not a Hired Employee except for any requirements under COBRA for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B9 with respect to the transactions contemplated by this Agreement. Except as otherwise set forth in the AEP Schedule, Buyer shall have no Liabilities with respect to any Hired Employee relating to the period prior to and including the Closing; provided however, that Buyer understands and agrees, as provided in Section 6.05(a), that Buyer is obligated to make a Severance Payment to any Hired Employees who are terminated during the one (1) year period following the Closing Date or who have contractual rights that are triggered upon a change in control of Affinity as set forth on Section 6.05(a) of the Disclosure Schedules.
(e)    Buyer shall ensure that (i) all Hired Employees receive credit for prior service with Affinity (or any predecessor entities) for purposes of eligibility, participation, vesting and benefit accrual (but not for benefit accruals under any defined benefit pension plan) under any employee benefit or compensatory plan, program or arrangement of Buyer or any of Buyer’s Affiliates in which Hired Employees are eligible to participate, except for any employee benefits that are frozen or grandfathered as of the Closing Date, for purposes of qualifying for subsidized early retirement benefits (including retirement treatment under Buyer equity incentive plans) or to the extent it would result in a duplication of benefits, and (ii)  except as otherwise required by Law, all Hired Employees shall receive seven (7) days of paid time off (i.e., personal or sick leave) upon commencement of employment with Buyer, after which the Hired Employees will accrue benefits and paid time off as provided under Buyer’s policy. Buyer shall make reasonable best efforts to cause (A) any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any group health benefit plans of Buyer or any of Buyer’s Affiliates to be waived with respect to Hired Employees and their eligible spouses and dependents, to the extent waived or satisfied under a corresponding Affinity Employee Plan in which the applicable Hired Employee participated immediately prior to the Closing; and (B) subject to Affinity providing adequate data to Buyer, in a format reasonably requested by Buyer in writing, that the Hired Employees and their eligible spouses, dependents and beneficiaries will receive credit for the plan year in which the Closing Date occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Closing Date that were credited for the same purpose to such individual under the corresponding Affinity Employee Plan as of the Closing Date. The aggregate amount of expenses subject to the immediately-preceding clause (B) shall be added to (and shall increase) the total value of all items listed on the AEP Schedule.
(f)    Pursuant to the “Standard Procedure” provided in Section 4 of Revenue Procedure 2004-53, (i) Affinity and Buyer shall report on a predecessor/successor basis as set forth therein, (ii) Affinity will not be relieved from timely filing a Form W-2 with respect to any Hired Employees with respect to the portion of the calendar year in with the Closing occurs during which such employees are employed by Affinity and (iii) Buyer will undertake to file (or cause to be filed) a Form W-2 for each such Hired Employee with respect to the portion of the calendar year in which the Closing occurs during which the Hired Employee is employed by Buyer.
(g)    This Section 6.05 shall be binding upon and inure solely to the benefit of each of the Parties. Nothing contained herein shall be deemed to confer upon any Hired Employee or any other Person (or any spouse, dependent, beneficiary of or other Person claiming through such Hired Employee or other Person) any third party beneficiary rights or remedies of any nature whatsoever under or by reason of this Section 6.05. Except as expressly set forth in this Section 6.05, nothing in this Agreement shall be deemed to require Buyer or any of its Affiliates to hire or maintain the employment of any Person for any length of time, or to provide any element or level of compensation or benefits for any length of time. Nothing in this Agreement shall be deemed to create or amend any compensation or employee benefit plan, program, policy, practice, agreement or arrangement.
Section 6.06    Confidentiality. From and after the Closing, the Affinity shall, and shall use its reasonable best efforts to cause its Affiliates to, hold, and shall use their commercially reasonable efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business and Purchased Assets, except to the extent that (a) such information relates to Excluded Assets or Excluded Liabilities, except to the extent such information relates to the Business, (b) such information is generally available to and known by the public through no fault of Affinity or their Representatives, or (c) is lawfully acquired by Affinity or any of their Affiliates or Representatives from and after the Closing from sources (other than Buyer or its Affiliates or their respective Representatives) which, to the Knowledge of Affinity, are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Affinity or any of its Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Affinity shall promptly notify Buyer in writing, if and to the extent Affinity is permitted by applicable Law to do so, and shall disclose only that portion of such information which Affinity is advised by its counsel is legally required to be disclosed, provided that Affinity shall use commercially reasonable efforts, at Buyer’s expense, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section 6.07    Non-competition; Non-solicitation.
(a)    During the Restricted Period, Affinity shall not, directly or indirectly, either for Affinity’s own benefit or for the benefit of any other Person, without the prior consent of Buyer, which consent may be withheld in Buyer’s sole discretion, (i) engage in, make any regulatory application to engage in, enter into any Contract (including any Provider Contract) in anticipation of engaging in, or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, joint venturer, agent, trustee, volunteer, lender or consultant; or (iii) induce or persuade, or seek or attempt to induce or persuade, any Provider, Enrollee, supplier or licensor of the Business (including any existing or former Provider, Enrollee, supplier or licensor of Affinity and any Person known to Affinity to have become a Provider, Enrollee, supplier or licensor of the Business during the Restricted Period) to terminate or modify its business relationship with the Business in a manner adverse to the Business.
(b)    During the Restricted Period, Affinity shall not, directly or indirectly, solicit for employment, hire or retain the employment of any Hired Employee, or encourage any employee of Buyer or its Affiliates to leave such employment or hire any Person who has left such employment, except pursuant to a general solicitation which is not directed specifically to any Hired Employees or any employees of Buyer or its Affiliates; provided, however, that nothing in this Section 6.07(b) shall prevent Affinity from hiring any employee of Buyer whose employment has been terminated by Buyer and such termination was not directly or indirectly attributable to or influenced by actions of Affinity.
(c)    Affinity acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any Court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 6.08    Governmental Approvals and Consents.
(a)    Subject to the terms and conditions set forth in this Agreement, including Section 6.08(c), each Party shall (i) as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities set forth on Schedule 6.08(a) (collectively, the “Required Governmental Approvals”), (ii) cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such Required Governmental Approvals, and (iii) not willfully take any action for the purpose of delaying, impairing or impeding the receipt of any such Required Governmental Approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, each Party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date hereof, with the exact timing of such filings to be mutually agreed upon by the Parties, and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act. In addition, each Party shall provide or cause to be provided as promptly as practicable any information and documentary material that may be requested by the U.S. Department of Justice or Federal Trade Commission under the HSR Act or by any Governmental Authority with regulatory jurisdiction over enforcement of any Antitrust Laws. Affinity, on the one hand, and Buyer, on the other hand, shall be responsible for the payment of fifty percent (50%) of any filing fees under the HSR Act and any other Antitrust Laws.
(b)    Without limiting the generality of Affinity’s and Buyer’s undertakings pursuant to this Section 6.08, and subject to Section 6.08(c), each Party mutually agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority or any other party so as to enable the Parties to close the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement. In addition, each Party shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in Court by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.
(c)    Notwithstanding anything to the contrary in this Agreement, including this Section 6.08, nothing in this Agreement shall require Buyer or its Affiliates to take or refrain from taking any action, or to agree to any requirement, restriction, limitation, requirement, or condition (including any conditions that may be required by any Governmental Authority to obtain any Required Governmental Approval) that (i) would reasonably be expected to apply to or affect the businesses, assets or properties of Buyer or its Affiliates or the Business or the Purchased Assets and would, individually or in the aggregate, reasonably be expected to result in Losses to Buyer, its Affiliates, the Business and/or the Purchased Assets, collectively, that exceed One Million Dollars ($1,000,000); and/or (ii) would reasonably be expected to materially and adversely affect the ability of Buyer and its Affiliates to provide health care coverage under the New York State Medicaid Managed Care, Health and Recovery Plan, Child Health Plus, or Essential Plan programs that make up the Business to the extent such health care coverage is provided by Affinity immediately prior to the Closing (such occurrence, a “Regulatory Material Adverse Effect”).

(d)    The Parties agree that, with respect to the Required Governmental Approvals, Buyer and Affinity shall mutually determine in good faith (i) the scheduling of, and strategic planning for, any meeting with or filing with any Governmental Authority, (ii) the process for receipt of any Required Governmental Approvals and (iii) subject to Section 6.08(c), the resolution of any investigation or other inquiry of any Governmental Authority; provided, that each Party shall keep the other Party reasonably apprised of the status of the matters relating to the Required Governmental Approvals, and each Party will work cooperatively with the other Party in connection with obtaining all such Required Governmental Approvals.  Without limiting the foregoing, (x) all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Affinity or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals and (y) each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact; provided, however, Affinity shall not be obligated to consult Buyer or provide notice to Buyer pursuant to the immediately preceding clauses (x) and (y) with respect to matters that that would not create any obligation on Buyer or otherwise impact the operation of the Business by Buyer or any of its Affiliates (including but not limited to discussions with the New York State Office of the Attorney General concerning the use of the proceeds from the sale of the Business under this Agreement by Affinity and the FQHC Members).
(e)    Affinity shall give any notices to third parties in connection with the Required Third Party Consents, and shall use its reasonable best efforts to obtain the Required Third Party Consents.  Affinity shall regularly consult with Buyer in connection with the foregoing and shall keep Buyer reasonably apprised of the status of the matters relating to the Required Third Party Consents.  Affinity shall use its reasonable best efforts to obtain, or cause to be obtained, approval from all FQHC Members of the execution and delivery by Affinity of this Agreement, the other Transaction Documents and the performance and consummation by Affinity of the transactions contemplated hereby and thereby. Buyer shall reasonably cooperate with Affinity in connection with Affinity’s efforts related thereto.
Section 6.09    New Material Contracts.
(a)    Without limitation to Section 6.01(h), Affinity shall promptly notify Buyer of any new Material Contract (based on anticipated payments during the twelve (12) months following its execution) proposed to be executed after the date hereof on behalf of Affinity.

(b)    Affinity acknowledges that any Provider Contract that provides that it may be assigned by Affinity without the applicable Provider’s consent shall be deemed to be assigned to Buyer at and subject to the Closing. Affinity acknowledges and agrees to promptly supply to Buyer, when reasonably requested, such information and materials (including specific answers or responses) required in connection with receipt of any required consents, authorizations, orders and approvals which relate to the provider network, the Provider Contracts and the continuity of services (such information and materials to be in such form as may reasonably be requested for purposes of filings with the applicable regulatory authorities). Without limiting the generality of Section 2.08, with respect to any Provider Contract requiring consent of the Provider to transfer or assign it: (A) this Agreement shall not constitute an agreement to assign or transfer any right, benefit or obligation arising thereunder if an assignment or transfer without the consent of the Provider would constitute a breach or violation thereof or adversely affect the rights of Affinity or Buyer thereunder (however, the foregoing shall not excuse or waive any breach of any representation or warranty contained herein) and (B) before the Closing, Affinity shall use its commercially reasonable efforts to cause such Provider Contract to be assigned with any required consent, and if such consent cannot be obtained, Affinity shall use its commercially reasonable efforts to assist Buyer to obtain its own direct contract on terms acceptable to Buyer. In addition, Affinity shall, to the extent reasonably requested by Buyer, use its commercially reasonable efforts to facilitate introductions to, and meetings with, Providers. Affinity shall provide reasonable access to all information necessary for Buyer to evaluate the extent to which the provider networks of Buyer and Affinity overlap.
Section 6.10    Closing Conditions. Except as otherwise expressly set forth herein, each Party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions relating to the Closing set forth in ARTICLE VII hereof.
Section 6.11    Public Announcements. Neither Affinity nor Buyer shall make, nor shall they permit any of their Representatives to make, any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other or in accordance with a communications plan mutually agreed to by the Parties, unless required by applicable Law or any listing agreement with or rules of the New York Stock Exchange or other stock exchange on which securities of Buyer are listed or as may be requested by a Governmental Authority, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement, and the issuing party shall allow the other party reasonable time to comment on such release or public statement in advance of such issuance and shall consider in good faith any reasonable comments of such party. Upon execution of this Agreement and upon the Closing, Affinity and Buyer (or their respective Affiliates) may each issue press releases announcing the transaction, in each case in accordance with a communications plan mutually agreed to by the Parties.
Section 6.12    Reconciliation. If Buyer collects or receives any Excluded Asset from any third party after the Closing, then Buyer shall deliver such Excluded Asset to Affinity as soon as reasonably practicable after receipt thereof. If Affinity collects or receives any

Purchased Asset from any third party after the Closing, then Affinity shall deliver to Buyer such Purchased Asset(s) as soon as reasonably practicable after receipt thereof. Likewise, Buyer shall forward any claim for an Excluded Liability to Affinity after the Closing and Affinity shall forward any claim for an Assumed Liability to Buyer after the Closing. Without limitation to this Section 6.12, Affinity shall reasonably cooperate with Buyer in Buyer’s collection of the receivables that are Purchased Assets.
Section 6.13    Transition Planning. Affinity shall cooperate with Buyer as may be reasonably requested by Buyer from time to time to develop and implement an integration and transition plan for the Business for purposes of regulatory reporting and any other services mutually agreed to by the Parties, and the Parties shall use their commercially reasonable best efforts to enter into a transition services agreement on terms and conditions to be mutually agreed upon by the Parties. Without limiting the generality of the foregoing, Buyer and Affinity shall cooperate to develop and implement a mutually agreeable communications plan with respect to the Enrollees and Providers. Notwithstanding the foregoing, in no event shall Affinity make a general announcement to its non-executive employees regarding the transactions contemplated by this Agreement before any press releases have been issued by Buyer or Affinity in accordance with Section 6.11.
Section 6.14    Further Assurances. Following the Closing, each of the Parties shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the generality of the preceding sentence, Affinity shall, on and after the Closing Date, transfer (or cause to be transferred) to Buyer such records and data (including electronic data files) that, prior to the Closing, are used by Affinity in providing services related to the operation of the Business, as may be reasonably requested by Buyer (and, in the case of electronic data files, in such format or formats as may be reasonably requested by Buyer).
Section 6.15    Post-Closing Access to Information.
(a)    After the Closing, each Party shall afford the other Party and its counsel, accountants, consultants and other Representatives, during normal business hours, reasonable access to the books, records and other information in such Party’s possession relating to the Business, and the right to make copies and extracts therefrom at its expense, or shall provide copies of such information to the other Party, in each case to the extent such access is reasonably required by the requesting Party (i) to comply with reporting, disclosure, filing or other requirements imposed by a Governmental Authority, (ii) for use in any Tax audits or litigation in which such requesting Party is a party, (iii) to comply with such requesting Party’s obligations under this Agreement, or (iv) with respect to Buyer, relates to the operation, ownership and management of the Business and which Affinity is permitted by applicable Law to provide provided, that, Buyer agrees to treat such information as confidential, if applicable.
(b)    In addition, after the Closing Affinity shall provide to Buyer such written certifications, sub-certifications or the like as may be reasonably requested by Buyer to support any attestation or representation required to be provided by Buyer in connection with any audit, accreditation review or similar proceeding relating to the operation of the Business prior to the Closing. For a period of six (6) years after the Closing Date, neither Affinity nor Buyer shall, or permit its Affiliates to, destroy or otherwise dispose of any of the books, records or other information described in this Section 6.15 without first offering in writing to surrender such books, records and other information to the other Party, and the other Party shall have ten (10) days after such offer to agree in writing to take possession thereof.
Section 6.16    Non-disparagement. (a) Affinity shall not publicly talk about or otherwise publicly communicate to any third parties (including Providers and Enrollees) in a disparaging or defamatory manner regarding Buyer, or otherwise make or authorize to be made any written or oral statement that may disparage or damage the reputation of Buyer; and (b) Buyer shall not, and shall cause their respective Affiliates not to, publicly talk about or otherwise publicly communicate to any third parties (including Providers and Enrollees) in a disparaging or defamatory manner regarding Affinity, or otherwise make or authorize to be made any written or oral statement that may disparage or damage the reputation of Affinity; provided, however, that such restriction shall not prohibit (i) truthful statements compelled by legal process, as part of a response to a request for information from any Governmental Authority or as testimony in any legal or regulatory process or proceeding, (ii) any statements in connection with any legal dispute, (iii) filing any necessary documents in accordance with Law or applicable stock exchange requirements or (iv) factual statements by such Party regarding the business, condition, results or prospects of the Business in connection with any public earnings call or otherwise, so long as such statements are not reasonably foreseen by such Party as likely to defame, disparage, or slander any other Party.
Section 6.17    Post-Closing Buyer Covenants.
(a)    From and after the Closing, Buyer shall use commercially reasonable good faith efforts to:
(i)    promote Enrollee health through (A) quality, accessible care and services, (B) partnering with health professionals to assist in providing health care services, (C) facilitating building linkages and systems for the coordination of care and services among health care, behavioral and social services, as well as educators, to address the spiritual, emotional, and physical needs of Enrollees, and (D) advocating for a health policy that accords true dignity and respect for all human persons, especially the poor and underserved;
(ii)    maintain in all material respects to the extent commercially viable the scope and type of services currently provided to Enrollees by the Business as conducted immediately prior to the Closing;
(iii)    subject to the limitations set forth in Section 6.17(a)(ii), maintain a corporate presence in the State of New York no less significant than the operations of the Business in the State of New York immediately prior to the Closing (including maintaining a regional chief executive officer for the Business that reports directly to Buyer’s national chief executive officer of community and state programs) and continue to provide a similar or greater level of employment opportunities to residents of the State of New York as compared to those provided by the Business immediately prior to the Closing;
(iv)    promote growth and expansion of the Business through (A) partnering with health professionals with aligned mission and vision and (B) leveraging Affinity’s existing capabilities for scale and efficiency, for accelerating care and process innovation, and for developing predictive health capabilities to foster healthier communities; and
(v)    enhance population health capability of the Business by (A) maintaining existing high standards of quality that endeavor to be cost effective across all populations; (B) focusing on coordination of care and services among health care, behavioral, and social service needs of Enrollee populations, (C) developing systems to attain greater standards of clinical excellence and improving Enrollee health status, (D) focusing on a “person-centered” coordination of services and customer service; and (E) facilitating linkages and systems for coordination of care and services.
(b)    With respect to the covenants contained in this Section 6.17(a), (i) the covenants will survive for a period of eighteen (18) months from Closing, (ii) nothing herein is intended to or shall confer upon any Enrollee or Person (including any Governmental Authority) any legal or equitable enforcement or other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and (iii) the covenants are subject to any changes in applicable Laws or economic conditions to the extent such changes alter the commercially reasonable expectations of the Parties at the time they entered into this Agreement or the commercial viability of complying with such covenants.
(c)    From and after the Closing until final payment of the Net Asset Value adjustment contemplated by Section 2.07(g), Buyer shall pay or cause to be paid all claims payable and claims payable incurred in the ordinary course of business consistent with industry standard claims procedures.
(d)    For the period commencing on the Closing Date and continuing through the five-year anniversary of the Closing Date, Buyer shall cause the headquarters of the Business to remain located in the Bronx, New York.
(e)    For the period commencing on the one-month anniversary of the Closing Date and continuing through the five-year anniversary of the Closing Date, Buyer shall cause Molina Healthcare of New York, Inc. (“MHNY”) to appoint to its board of directors a representative designated by the board of directors of Affinity (the “Affinity Representative”) and approved by Buyer, such approval not to be unreasonably conditioned or withheld. Notwithstanding anything herein to the contrary, (A) the Affinity Representative shall not be an employee, officer or director of any competitor of Buyer, and (B) Buyer shall have the right to withhold any information, including any written materials, from the Affinity Representative, and to exclude the Affinity Representative from any board meeting or committee meeting or portion thereof if, in the reasonable good faith judgment of either Buyer or the board of directors of MHNY (other than the Affinity Representative), an issue is addressed in such written materials, or is to be discussed, which is not appropriate to be disclosed to or discussed in the presence of the Affinity Representative in order to avoid a conflict of interest as established by Buyer or MHNY policy on the part of the Affinity Representative or otherwise would require a similarly situated director to recuse himself under New York law.
Section 6.18    Transfer Taxes. All transfer, documentary, sales, use, excise, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) (collectively, the “Transfer Taxes”) incurred in connection with the sale of the Purchased Assets pursuant to this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Affinity when due. Affinity shall duly prepare any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary), and shall give Buyer a copy of each such Tax Return for its review and comment at least fifteen (15) days prior to filing. Following such review and comment period, Affinity shall file all necessary Tax Returns and other documentation with respect to all Transfer Taxes and, if required by applicable Law, Buyer shall join Affinity in the execution of any such Tax Returns and other documentation.
Section 6.19    Minimum Network Requirements. In the event that, prior to the Closing, one (1) or more Providers provide notice of the termination (each, a “Terminating Provider”) of any Provider Contract in accordance with its terms (each, a “Provider Contract Termination”) and, individually or in the aggregate, such Provider Contract Terminations would reasonably be expected to result in Buyer’s failure to satisfy the Minimum Network Requirements (a “Network Failure”), then, prior to the Closing, Affinity shall use its commercially reasonable efforts to assist Buyer in obtaining a direct contract on terms reasonably satisfactory to Buyer with such Terminating Providers that Buyer requests. If a contract is unattainable with a Terminating Provider, then upon the request of Buyer, Affinity shall use its commercially reasonable efforts to identify and contract with (either directly or through its Affiliates) or assist Buyer to contract with alternate Provider(s) as soon as reasonably practicable as necessary to avoid a Network Failure.
Section 6.20    No Sale or Dissolution; Post-Closing Cooperation. Affinity hereby covenants and agrees that (i) for a period of six (6) years from the Closing Date (the “Wind-Up Period”), Affinity shall not dissolve, liquidate or wind up its affairs and (ii) during the Wind-Up Period, Affinity shall employ or retain one or more other representatives reasonably acceptable to Buyer whom Affinity shall direct and cause to consult with Buyer and its representatives on an as-needed basis regarding the Business in order to facilitate the transition of the Purchased Assets to Buyer following the Closing, including by responding to questions from Buyer and its representatives from time to time and providing reasonable cooperation with Buyer in any pending or future litigation or investigation or other dispute regarding the Business.
Section 6.21    Insurance Coverage. Prior to Closing, Affinity shall tender all actual and potential claims timely and completely to any insurance policies that may provide coverage to such claims in the format prescribed by the relevant insurance policy or policies.
ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01    Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)    The filings of Buyer and Affinity pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
(b)    All other Required Governmental Approvals shall have been obtained.
(c)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law which has, or would have, the effect of (i) making the transactions contemplated by this Agreement illegal, (ii) otherwise restraining, enjoining or prohibiting consummation of such transactions or (iii) causing any of the transactions contemplated to be consummated at the Closing to be rescinded following completion thereof (a “Prohibitive Order”), and no Action by a Governmental Authority of applicable jurisdiction shall be pending for the purpose of obtaining a Prohibitive Order; provided, that, a Party may not assert its right to not consummate the transactions contemplated by this Agreement pursuant to this Section 7.01(c) if such Party shall have initiated or caused such Action or Prohibitive Order.
(d)    The Payor Contracts shall have been assigned to Buyer in accordance with Section 2.01 and all approvals, consents and waivers required in connection with such assignments shall have been received and executed counterparts thereof shall have been delivered to Buyer and Affinity at or prior to the Closing.
(e)    The Parties shall have received a copy of the Escrow Agreement, duly executed by the Escrow Agent.
Section 7.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s written waiver, at or prior to the Closing, of each of the following conditions:
(a)    (1) The representations and warranties of Affinity set forth in ARTICLE IV (other than the Affinity Fundamental Representations and the representations and warranties of Affinity set forth in Section 4.13(h) (Employment and Benefits Matters) and Section 4.16 (Health Care Matters)), the other Transaction Documents and any certificate or other writing delivered pursuant hereto, disregarding any qualifications or limitations set forth in such representations or warranties as to materiality, Material Adverse Effect, or any other similar qualifier contained in such representations and warranties shall be true and correct in all respects, in each case, as of the date hereof and as of the Closing Date as though made on and as of such date except: (i) to the extent that any such representation or warranty refers to a specified date, in which event such representation and warranty shall be true and correct as of such specified date; and (ii) where the failure of such representations and warranties to be so true and correct, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (2) the Affinity Fundamental Representations shall be true and correct in all but de minimis respects, in each case as of the date hereof and as of the Closing Date as though made on and as of such date except to the extent that any such representation or warranty refers to a specified date, in which event such representation and warranty shall be true and correct as of such specified date; and (3) the representations and warranties of Affinity set forth in Section 4.13(h) (Employment and Benefits Matters) and Section 4.16 (Health Care Matters), disregarding any qualifications or limitations set forth in such representations or warranties as to materiality, Material Adverse Effect, or any other similar qualifier contained in such representations and warranties shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as though made on and as of such date except to the extent that any such representation or warranty refers to a specified date, in which event such representation and warranty shall be true and correct in all material respects as of such specified date.
(b)    Affinity shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.
(c)    From the date hereof, there shall not have occurred any Material Adverse Effect or Regulatory Material Adverse Effect, nor shall any event(s), occurrence(s), fact(s), condition(s), change(s) or effect(s) have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect or a Regulatory Material Adverse Effect.
(d)    Affinity shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement).
(e)    Affinity shall have delivered to Buyer a duly executed affidavit prepared in accordance with Treasury Regulations Section 1.1445-2(b) certifying Affinity’s non-foreign status.
(f)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Affinity certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Affinity authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (ii) the names and signatures of the officers of Affinity authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
(g)    Buyer shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Affinity, that each of the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied.
(h)    Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Affinity as of the Closing Date.

(i)    Buyer shall have received all consents, approvals and authorizations that are set forth in Exhibit E (collectively, the “Required Third Party Consents”).
(j)    Affinity shall have delivered to Buyer the Estimated Closing Statement, which in Buyer’s reasonable judgment complies with this Agreement and is accurate in all material respects.
(k)    Sufficient Provider Contracts shall have been successfully assigned to Buyer to enable Buyer to satisfy the Minimum Network Requirements.
(l)    Buyer shall have received duly executed copies of the FQHC Non-Compete Agreements, which are valid and in full force and effect.
(m)    Affinity shall have received approval for this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby from the requisite number of FQHC Members pursuant to Section 510(a)-1 of the New York Not-for-Profit Corporation Law and shall have delivered to Buyer a certificate, dated as of the Closing Date and duly executed by the requisite number of FQHC Members (pursuant to Section 510(a)-1 of the New York Not-for-Profit Corporation Law), approving the execution and delivery by Affinity of this Agreement, the other Transaction Documents and the performance and consummation by Affinity of the transactions contemplated hereby and thereby.
Section 7.03    Conditions to Obligations of Affinity. The obligations of Affinity to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Affinity’s written waiver, at or prior to the Closing, of each of the following conditions:
(a)    (1) The representations and warranties of Buyer contained in this Agreement (other than the Buyer Fundamental Representations), the other Transaction Documents and any certificate or other writing delivered pursuant hereto disregarding any qualifications or limitations set forth in such representations or warranties as to materiality, Material Adverse Effect, or any other similar qualifier contained in such representations and warranties shall be true and correct in all respects, in each case, as of the date hereof and as of the Closing Date as though made on and as of such date except: (i) to the extent that any such representation or warranty refers to a specified date, in which event such representation and warranty shall be true and correct as of such specified date; and (ii) where the failure of such representations and warranties to be so true and correct, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (2) the Buyer Fundamental Representations shall be true and correct in all but de minimis respects, in each case as of the date hereof and as of the Closing Date as though made on and as of such date except to the extent that any such representation or warranty refers to a specified date, in which event such representation and warranty shall be true and correct as of such specified date.
(b)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)    Buyer shall have delivered to Affinity duly executed counterparts to the Transaction Documents (other than this Agreement).
(d)    Buyer shall have delivered to Affinity an instrument or instruments of assignment and assumption of the Assumed Liabilities in form and substance reasonably satisfactory to Affinity and its counsel.
(e)    Buyer shall have delivered, or shall have caused to be delivered, to Affinity the Cash Purchase Price in accordance with Section 2.06(a).
(f)    Affinity shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.
ARTICLE VIII
INDEMNIFICATION
Section 8.01    Survival. Subject to the limitations and other provisions of this ARTICLE VIII, (a) the representations and warranties contained in ARTICLE IV and ARTICLE V (other than the Affinity Fundamental Representations and the representations and warranties of Affinity set forth in Section 4.13 (Employment and Benefits Matters), Section 4.14 (Taxes) and Section 4.16 (Health Care Matters)) shall survive the Closing and shall remain in full force and effect during the eighteen (18) month period from and following the Closing Date (the “Survival Period”), (b) the Affinity Fundamental Representations and the representations and warranties of Affinity set forth in Section 4.13 (Employment and Benefits Matters), Section 4.14 (Taxes) and Section 4.16 (Health Care Matters) shall survive the Closing for six (6) years following the Closing Date, (c) all covenants, agreements and other obligations contained in this Agreement, and the indemnification obligations of the Parties with respect thereto, shall survive the Closing in accordance with their terms, and (d) each of the Special DOH Indemnity and the Special HCRA Indemnity shall survive the Closing through and until the sixth (6th) anniversary of the Closing. Notwithstanding the foregoing, any claims asserted in accordance with this ARTICLE VIII prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 8.02    Indemnification by Affinity. Subject to the other terms and conditions of this ARTICLE VIII, Affinity shall indemnify and defend each of Buyer, its Affiliates and its Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Affinity contained in this Agreement (other than the Affinity Fundamental Representations and the representations and warranties of Affinity set forth in Section 4.14 (Taxes));

(b)    any inaccuracy in or breach of any Affinity Fundamental Representation or the representations and warranties of Affinity set forth in Section 4.14 (Taxes);
(c)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Affinity pursuant to this Agreement;
(d)    the Special DOH Indemnity;
(e)    the Special HCRA Indemnity;
(f)    any knowing and intentional common law fraud by Affinity in the making of the representations and warranties set forth in ARTICLE IV;
(g)    any Affinity Transaction Expenses which are outstanding as of the Closing and which are not fully accounted for in the Final Net Asset Value;
(h)    any Closing Date Indebtedness which is outstanding as of the Closing and which is not fully accounted for in the Final Net Asset Value;
(i)    any Liabilities in connection with or relating to any Affinity Employee Payables that exceed the amount itemized in respect thereof on the AEP Schedule and that are not otherwise fully accounted for in the Final Net Asset Value; or
(j)    any Excluded Asset or any Excluded Liability.
Section 8.03    Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend Affinity, its Affiliates and its Representatives (collectively, the “Affinity Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Affinity Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement (other than the Buyer Fundamental Representations);
(b)    any inaccuracy in or breach of any Buyer Fundamental Representation;
(c)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;
(d)    any knowing and intentional common law fraud by Buyer in the making of the representations and warranties set forth in ARTICLE V; or
(e)    the Purchased Assets or Assumed Liabilities.
Section 8.04    Certain Limitations. The Parties’ indemnification obligations under Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)    Neither Affinity nor Buyer shall have any liability for monetary Losses arising under Section 8.02(a) or Section 8.03(a), until the aggregate amount of Losses related thereto for which the Affinity or Buyer, as applicable, would otherwise be required to provide indemnification, exceeds an amount equal to Five Million Dollars ($5,000,000) (the “Basket Amount”). The aggregate Liability of Affinity, on the one hand, and Buyer, on the other hand, for any Losses with respect to matters set forth in this ARTICLE VIII shall not exceed an amount equal to the Escrow Amount (the “Cap”); provided, that the Cap shall not apply with respect to (i) claims for any knowing and intentional common law fraud or willful breach, or (ii) Losses resulting from, arising out of or relating to breaches of the Affinity Fundamental Representations.
(b)    Neither Affinity nor Buyer shall have any liability for monetary Losses under Section 8.02(a) or Section 8.03(a) unless and until the aggregate amount of all monetary Losses under Section 8.02(a) or Section 8.03(a) as applicable, for which Affinity or Buyer, as applicable, would otherwise be required to provide indemnification exceeds on a cumulative basis an amount equal to the Basket Amount, at which point Affinity or Buyer, as applicable, subject to the other provisions of this Section 8.04, shall indemnify the Buyer Indemnitees or the Affinity Indemnitees, as applicable, for the full amount of all such Losses in excess of such Basket Amount, subject in all respects to the Cap.
(c)    From the Closing Date until the sixth (6th) anniversary of the Closing Date, the Buyer Indemnitees shall not be entitled to recover any Losses under a claim pursuant to Section 8.02(d) unless and until the aggregate amount of all Losses incurred by the Buyer Indemnitees with respect to the Special DOH Indemnity exceed the amounts accrued related to the Special DOH Indemnity in the Closing Statement (as finally determined pursuant to Section 2.07(d)).
(d)    Notwithstanding anything in this Agreement to the contrary, any and all indemnification payments required to be made by Affinity pursuant to Section 8.02 shall be paid solely from the Escrow Fund to the extent available in accordance with the Escrow Agreement. Affinity shall not be required to pay any Buyer Indemnitee for any indemnifiable Losses under Section 8.02 once the Escrow Fund has been exhausted; provided, however, that the foregoing limitation shall not apply to (i) any claims for any knowing and intentional common law fraud or willful breach by Affinity, or (ii) any Losses resulting from, arising out of or relating to breaches of the Affinity Fundamental Representations. The Escrow Agent shall distribute to Affinity, subject to the terms and conditions of the Escrow Agreement, immediately following the Survival Period, the then remaining Escrow Amount in excess of the sum of any amounts with respect to (x) which Buyer is entitled to, but has not yet received, indemnification, pursuant to this ARTICLE VIII (plus the amount of any interest or income earned on such amount), (y) any unresolved claims for indemnification as of such date (plus the amount of any interest or income earned on such amount) and (z) any amounts disputed but not yet resolved pursuant to Section 2.07. Once all indemnification claims are resolved between the Parties in accordance with this ARTICLE VIII, and all disputes (if any) are resolved between the Parties in accordance with Section 2.07, as applicable, all remaining amounts in the Escrow Fund, if any, shall be paid to Affinity.

(e)    The amount of any Losses for which indemnification is provided to an Indemnified Party under this ARTICLE VIII shall be net of any amounts actually recovered by such Indemnified Party under policies of insurance (less any costs and expenses of recovery thereof), with respect to such Losses. If and to the extent any insurance proceeds are actually received by any Indemnified Party after such Indemnified Party has recovered any Losses pursuant to this ARTICLE VIII such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to such insurance proceeds to which the Indemnifying Party is entitled pursuant to the first sentence of this paragraph.
(f)    No Indemnified Party shall be entitled to be compensated more than once for the same Loss.
(g)    Each Indemnified Party shall use commercially reasonable efforts to mitigate Losses for which indemnification may be claimed by such Indemnified Party under this Agreement to the extent required by applicable Law.
(h)    The right of an Indemnified Party to indemnification or to assert or recover on any claim shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of, or compliance with, any of the representations, warranties, covenants, or agreements set forth in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants or agreements.
Section 8.05    Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against which such claim is asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.
(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim (a “Claim Notice”). The failure to give a Claim Notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that such failure has a materially prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim or the indemnification obligations are materially increased as a result of such failure. A Claim Notice shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably determinable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within thirty (30) calendar days from receipt of the Claim Notice, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel (which choice of counsel shall be subject to the Indemnified Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed), and the Indemnified Party shall cooperate in good faith in such defense; provided, that (i) the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its obligation to indemnify the Indemnified Party as provided hereunder in respect thereof, (ii) the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently in order to preserve its rights in this regard and (iii) notwithstanding the foregoing, the Indemnifying Party shall not have the right to elect to defend the Indemnified Party against a Third Party Claim (and the Indemnified Party shall have the sole power to direct and control such defense) if the Third Party Claim (A) could result in any Adverse Claim Consequences or (B) seeks non-monetary relief, relates to a criminal action or involves claims by a Provider or Governmental Authority. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that (A) if the Indemnifying Party requests that the Indemnified Party participates in the defense of such Third Party Claim or (B) if, in the reasonable written opinion of counsel to the Indemnified Party, (x) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (y) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable documented fees and expenses of one counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Affinity and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.05(a)) records relating to such Third Party Claim and using commercially reasonably efforts to furnish, without expense to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
(b)    Settlement of Third Party Claims. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim if the terms of such settlement do not contain a release of the Indemnified Parties or

(i) would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party, (ii) would result in a finding or admission of wrongdoing or violation of Law by the Indemnified Party, (iii) would result in any monetary Liability of the Indemnified Party that will not be paid or reimbursed by the Indemnifying Party, or (iv) has an adverse effect on any ongoing business of the Indemnified Party (any of the foregoing, “Adverse Claim Consequences”). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any Liability with respect to, settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.
(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that such failure has a materially prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Direct Claim. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall reasonably cooperate with the Indemnifying Party and its professional advisors to allow the Indemnified Party to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by providing reasonable access (including access to the Indemnified Party’s premises and personnel, documents or records during normal business hours on a mutually convenient basis) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such notice, or fails to so respond within such thirty (30) calendar day period that the Indemnifying Party disputes the claim described in such notice, the Losses in the amount specified in the Indemnified Party’s notice will be conclusively deemed a Liability of the Indemnifying Party and the Indemnified Party shall be entitled to recover the amount of such Losses from the Indemnifying Party in accordance with the terms and conditions of this ARTICLE VIII. If the Indemnifying Party has timely disputed its Liability with respect to such claim, the Indemnifying Party and Indemnified Party will proceed in good faith to negotiate a resolution of such dispute and if no such resolution is reached, to litigate such dispute.
Section 8.06    Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds (or, if the Indemnifying Party is Affinity, in accordance with the Escrow Agreement).

Section 8.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 8.08    Exclusive Remedy. Except in the case of Section 8.02(f) or Section 8.02(d), claims for equitable relief (including the enforcement of any covenant requiring performance following the Closing) or Liabilities or Claims based on any knowing and intentional common law fraud or willful breach, from and after the Closing, the sole and exclusive remedy for all Losses relating to this Agreement or the transactions contemplated hereby shall be the indemnification provisions set forth in this ARTICLE VIII.
Section 8.09    Materiality. For purposes of Section 8.02(a), Section 8.02(b), Section 8.03(a), and Section 8.03(b), any qualifications as to materiality, Material Adverse Effect, material adverse effect or similar qualification contained in the representations or warranties in this Agreement (other than with respect to the representations and warranties contained in Section 4.05, as to which this Section 8.09 shall not apply), shall be disregarded and have no effect.
ARTICLE IX
TERMINATION
Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing only as follows:
(a)    by the mutual written consent of Affinity and Buyer;
(b)    by Buyer by written notice to Affinity if Buyer is not then in material breach of any provision of this Agreement and:
(i)    an event or condition occurs that has had a Material Adverse Effect on the Business;
(ii)    Buyer suffers a Regulatory Material Adverse Effect; or
(iii)    there has been a breach or inaccuracy in any representation or warranty, or failure to perform any covenant or agreement made by Affinity pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Affinity within thirty (30) calendar days of Affinity’s receipt of written notice of such breach from Buyer.
(c)    by Affinity by written notice to Buyer if Affinity is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within thirty (30) calendar days of Buyer’s receipt of written notice of such breach from Affinity.

(d)    by Buyer or Affinity, by written notice to the other party, in the event that:
(i)    any Governmental Authority shall have issued a Prohibitive Order restraining or enjoining the transactions contemplated by this Agreement, and such Prohibitive Order shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.01(d)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been a material cause of, or resulted in, the occurrence of such Prohibitive Order, or who has initiated or taken any action in support of such Prohibitive Order; or
(ii)    the Closing shall not have occurred on or prior to December 31, 2021 (the “Initial Termination Date”); provided that if prior to the Initial Termination Date, any of the conditions set forth in Section 7.01(a), Section 7.01(b), Section 7.01(c) (to the extent that such Order or Law by the Governmental Authority relates to the filing and/or approvals referenced in Section 7.01(a) and Section 7.01(b)) or Section 7.01(c) have not been satisfied (or waived) but all other conditions to the Closing (other than those conditions which by their terms cannot be satisfied until the Closing) have been satisfied or waived by the Initial Termination Date, the Initial Termination Date may be extended by either Affinity or Buyer for up to three (3) months from the Initial Termination Date (the Initial Termination Date, as it may be extended pursuant to this Section 9.01(d)(ii), is referred to herein as the “Termination Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 9.01(d)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date.
Section 9.02    Effect of Termination.
(a)    In the event of the termination of this Agreement in accordance with this ARTICLE IX, this Agreement shall forthwith become void (in whole or in part, as applicable) and there shall be no liability on the part of any Party hereto (nor any of its Representatives or Affiliates) except:
(i)    as set forth in this ARTICLE IX, in Section 6.06 and in ARTICLE X hereof; and
(ii)    nothing herein shall relieve any Party hereto from Liability or Losses for any fraud, willful breach or intentional misrepresentation or any breach of any representation, warranty, covenant or agreement contained in this Agreement prior to the date of termination.
ARTICLE X
MISCELLANEOUS
Section 10.01    Expenses. Except as otherwise expressly provided herein, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses, whether or not the Closing shall have occurred.

Section 10.02    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) upon transmission by e-mail with confirmation of receipt, (c) one (1) day after deposit with Federal Express or similar overnight courier service, or (d) three (3) days after being mailed by first class mail, return receipt requested. Notices, demands, and communications to the Parties shall, unless another address is specified in writing, be sent to the addresses indicated below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to Affinity:	Affinity Health Plan, Inc. Address: 1776 Eastchester Road Bronx, New York 10461 Attention: Michael Murphy E-Mail: mmurphy@affinityplan.org
with a copy to (which notice shall not constitute notice):	Greenberg Traurig LLP 54 State Street Albany, New York 12207 Attention: Harold Iselin E-Mail: iselinh@gtlaw.com
If to Buyer:
Molina Healthcare, Inc.
200 Oceangate, Suite 100
Long Beach, California 90802
Attention: Jeff Barlow, Chief Legal Officer & Burt Park, Deputy General Counsel
Facsimile: (916) 646-4572
Email: jeff.barlow@molinahealthcare.com and burt.park@molinahealthcare.com

with a copy to (which notice shall not constitute notice):	Milbank LLP 55 Hudson Yards New York, New York 10001 Attention: Scott Golenbock E-Mail: sgolenbock@milbank.com
Section 10.03    Interpretation. For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to Articles, Sections and Exhibits are intended to refer to Articles or Sections of this Agreement and Exhibits to this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires. Any reference to $ in this Agreement shall mean the lawful currency of the United States. All references to statutes or related regulations shall include all amendments of the same and any successor or replacement statutes and regulations, in each case as in effect on the date of this Agreement, and all references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person). Any capitalized terms used in the Disclosure Schedules, the Buyer Disclosure Schedules or in any Exhibit hereto, but not otherwise defined therein, shall have the meanings as defined in this Agreement. All references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations.
Section 10.04    Headings. The headings in this Agreement, the Disclosure Schedules or the Buyer Disclosure Schedules are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 10.05    Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.
Section 10.06    Entire Agreement. This Agreement (including the Disclosure Schedules, the Buyer Disclosure Schedules and Exhibits attached hereto), the Transaction Documents, and other documents delivered at the Closing pursuant hereto or thereto, contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter. The Disclosure Schedules, the Buyer Disclosure Schedules and Exhibits attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, the Disclosure Schedules and the Buyer Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules or the Buyer Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07    Disclosure Schedules. The Disclosure Schedules and the Buyer Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in ARTICLE IV and ARTICLE V, respectively, and any information set forth in a particular section of the Disclosure Schedules or the Buyer Disclosure Schedules shall qualify or modify (a) the correspondingly numbered section in this Agreement and (b) to the extent the relevance of such information to another section or subsection of this Agreement is reasonably apparent on the face of such disclosure, such other section or subsection. No reference to or disclosure of any item or other matter in the Disclosure Schedules or the Buyer Disclosure Schedules shall: (i) represent a determination that such item or other matter is material (or otherwise establish a standard of materiality) or that such item or matter is required to be referred to or disclosed in the Disclosure Schedules or the Buyer Disclosure Schedules; and (ii) represent a determination that such item or other matter did not arise in the ordinary course of business. The information contained in the Disclosure Schedules and the Buyer Disclosure Schedules is provided solely for purposes of making disclosures to each Party under this Agreement. In disclosing such information, each Party does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed in the Disclosure Schedules and the Buyer Disclosure Schedules.
Section 10.08    Successors and Assigns. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned (by operation of law or otherwise) by any Party without the prior written consent of the other Party; provided, however, that Buyer may, without the prior written consent of Affinity, assign any of its rights and interests hereunder to any of its Affiliates; provided, further, that no such assignment shall relieve Buyer of any of its obligations or liabilities hereunder.
Section 10.09    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and each of their permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder; provided, that the Buyer Indemnitees and the Affinity Indemnitees are intended third party beneficiaries of ARTICLE VIII.
Section 10.10    Amendment and Modification; Waiver. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each Party. No waiver by either Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver. No failure by either Party to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic Laws of the State of New York without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of New York.
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY ONLY BE INSTITUTED IN THE FEDERAL OR STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN (AND ANY FEDERAL OR STATE APPELLATE COURT THEREFROM), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by law. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY,

AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(C).
Section 10.12    Specific Performance. Without intending to limit the remedies available to the Parties hereunder, the Parties agree that irreparable damage may occur if any provision of this Agreement are not performed in accordance with the terms hereof, for which damages, even if available, will not be an adequate remedy. Accordingly, the Parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms hereof, without, in any such case, the requirement to post any bond or other undertaking, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees not to oppose the granting of such injunctive relief on the basis that monetary damages are an adequate remedy.
Section 10.13    No Recourse Against Non-Recourse Parties. Notwithstanding anything to the contrary contained herein, this Agreement may be enforced only against, and any Claim based upon, arising out of or related to this Agreement, any Transaction Documents or the negotiation, execution or performance of this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby, may be brought only against the Persons that are expressly named as parties hereto or thereto and then only with respect to the specific obligations set forth herein or therein with respect to such party. With respect to each named party to this Agreement or any Transaction Document, no Non-Recourse Party of such named party shall have any liability (whether in contract, tort or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any Claim based on, arising out of or related to this Agreement, any Transaction Documents or the negotiation, execution or performance of this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby. Without limiting the rights of (a) a Party against another Party in the case of this Agreement, in no event shall such Party or any of its Affiliates seek to enforce this Agreement against, make any Claims for any breach of this Agreement against, or seek to recover any Losses from, any Non-Recourse Party of such other Party and (b) a party to a Transaction Document against another party to such Transaction Document in the case of a Transaction Document, in no event shall such party or any of its Affiliates seek to enforce such Transaction Document against, make any Claims for any breach of such Transaction Document against, or seek to recover any Losses from, any Non-Recourse Party of such other party thereto. In furtherance of the foregoing, each Party, on behalf of itself and each of its Affiliates, hereby (i) waives and releases any and all Claims that may otherwise be available to such Party or any of its Affiliates at Law or in equity, granted by statute or otherwise, to avoid or disregard the entity form of any other Party or otherwise impose liability of any other Party on any Non-Recourse Party of such other Party (whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise) and (ii) covenants that neither such Party nor any of such Party’s Non-Recourse Parties will (and that such Party will cause all other Persons who may seek to claim as, by, through or in relation to such Party or any of such Party’s Non-Recourse Parties not to) sue, or bring or otherwise pursue any Claim against, any Non-Recourse Party of any other Party on the basis of or in any way relating to this Agreement, any of the Transaction Documents or any transaction contemplated hereby or thereby (regardless of whether this Section 10.13 is enforceable under, or prohibited by, applicable Law or otherwise).
Section 10.14    Acknowledgements; Disclaimers.
(a)    The parties acknowledge and agree that Buyer is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of the Purchased Assets and Assumed Liabilities as contemplated hereunder. Buyer has had an opportunity to conduct its own independent investigation and due diligence review of Affinity, the Business and Affinity’s assets and condition, financial and otherwise. Buyer acknowledges that: (1) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Affinity set forth in ARTICLE IV of this Agreement (including the related portions of the Disclosure Schedules); and (2) neither Affinity nor any other Person has made any representation or warranty as to Affinity, the Business, the assets or this Agreement except as expressly set forth in ARTICLE IV of this Agreement (including related portions of the Disclosure Schedules).
(b)    NEITHER AFFINITY NOR ITS REPRESENTATIVES, DIRECTORS, OFFICERS, EMPLOYEES OR MEMBERS HAS MADE, AND SHALL NOT BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO ANY ONE OR MORE OF AFFINITY, THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV.
(c)    NEITHER BUYER NOR ITS SUBSIDIARIES, THEIR RESPECTIVE REPRESENTATIVES, DIRECTORS, OFFICERS, EMPLOYEES OR MEMBERS HAS MADE, AND SHALL NOT BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO ANY ONE OR MORE OF BUYER OR ANY OF ITS SUBSIDIARIES, THEIR RESPECTIVE BUSINESSES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V (INCLUDING RELATED PORTIONS OF THE BUYER DISCLOSURE SCHEDULES).
(d)    With respect to all materials that are described as having been made available or delivered to Buyer, such materials shall be deemed to have been delivered or made available to Buyer if Buyer or any of its representatives or agents have been granted access to a dataroom, electronic dataroom or website in which such materials were available or by transmitting such materials to Buyer or its representatives or agents by any other electronic means. Buyer further agrees that neither Affinity nor any other Person (including the Non-Recourse Parties of Affinity) shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any information, documents or materials made available to Buyer or Buyer’s representatives in certain “data rooms,”

management presentations or any other form in expectation of the transactions contemplated by this Agreement.
Section 10.15    Prevailing Party. If any Party seeks to enforce its rights under this Agreement by any judicial action, legal proceeding, case or the like against the other Party, the applicable adjudicating body shall award to the prevailing party or parties (as the case may be), if any, the costs and expenses (including attorneys’ fees and costs of investigation and preparation) reasonably incurred by the prevailing party or parties (as the case may be) in connection with such judicial action, legal proceeding, case or the like, and, if the adjudicating body determines a party or parties to be the prevailing party or parties under circumstances where the prevailing party or parties won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party or parties an appropriate percentage of the costs and expenses (including attorneys’ fees and costs of investigation and preparation) reasonably incurred by the prevailing party or parties in connection with such judicial action, legal proceeding, case or the like.
Section 10.16    Release. Effective as of the Closing, Buyer, on behalf of itself and its past, present and future Affiliates and each of its and their respective past, present and future equity holders, directors, officers, employees, members, managers, counsel, agents and representatives and each of its and their respective successors and assigns (collectively, the “Releasing Parties”), hereby voluntarily, unconditionally and irrevocably and forever releases and discharges (i) Affinity, (ii) each of Affinity’s Affiliates, (iii) all past, present and future, directors, officers, employees, members, managers, counsel, agents and representatives of Affinity or any of its Affiliates and (iv) all of the successors and/or assigns of any of the foregoing Persons in the immediately preceding clauses (i) through (iii) (all of the foregoing Persons in the immediately preceding clauses (i) through (iv) are collectively referred to herein as the “Released Parties”) of and from, and hereby voluntarily, unconditionally and irrevocably waive, any and all claims, counterclaims, debts, demands, Losses, costs, fees, expenses, penalties, proceedings, covenants, suits, judgments, damages, Actions and causes of Action, obligations, accounts and Liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, contingent or absolute, matured or unmatured, liquidated or unliquidated, direct or indirect, at Law or in equity (collectively, “Claims”) that any of the Releasing Parties ever had, now has or ever may have or claim to have against any of the Released Parties for or by reason of any matter, circumstance, event, action, inaction, omission, error, negligence, breach of contract, tort, violation of Law, cause or thing whatsoever arising prior to the Closing to the extent arising out of or relating to the Business or the Purchased Assets (including with respect to the management or operation of Affinity or the Business) (collectively, the “Released Claims”). Buyer, on behalf of itself and each of the other Releasing Parties, covenants that none of the Releasing Parties will (and that Buyer will cause all other Persons who may seek to claim as, by, through or in relation to any of the Releasing Parties or any of the matters released by or on behalf of the Releasing Parties in this Section 10.16 not to) sue, or bring or otherwise pursue any Claim against, any of the Released Parties on the basis of or in any way relating to any of the Released Claims (regardless of whether the release of any such Released Claim is enforceable under, or prohibited by, applicable Law or otherwise).  Notwithstanding the foregoing, nothing contained in this Section 10.16 shall (A) constitute a release or waiver of any rights of Buyer or (B) release or relieve any obligations of Affinity, in either case of clauses (A) and (B), that are expressly set forth in this Agreement or any Transaction Document. The foregoing release and waiver of Released Claims (X) was made with the advice of counsel and fully, finally and forever settles and releases the Released Claims and (Y) shall be and remain in effect notwithstanding the discovery of any additional Claims or facts relating to any of the Released Claims.
Section 10.17    Counterparts. This Agreement and any amendments hereto may be executed and delivered in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original thereof and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature. No Party hereto shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or document was transmitted or communicated electronically as a defense to the formation of a contract, and each such Party forever waives any such defense.
Section 10.18    No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AFFINITY:	AFFINITY HEALTH PLAN, INC.
	By:	/s/ Michael G. Murphy
	Name:	Michael G. Murphy
	Title:	Chief Executive Officer

[ASSET PURCHASE AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:	MOLINA HEALTHCARE, INC.
	By:	/s/ Mark Keim
	Name:	Mark Keim
	Title:	Executive Vice President of Strategic Planning, Corporate Development and Transformation

[ASSET PURCHASE AGREEMENT SIGNATURE PAGE]